UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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WILLBROS GROUP, INC.

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WILLBROS GROUP, INC.
Plaza 2000 Building
50th Street, 8th Floor
P. O. Box 0816-01098
Panama, Republic of Panama
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 30, 2007
To the Stockholders of
WILLBROS GROUP, INC.:
          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Willbros Group, Inc., a Republic of Panama corporation (the “Company”), will be held at the Panama Marriott Hotel, Calle 52 y Ricardo Arias – Area Bancaria, Panama City, Panama, on May 30, 2007, at 9:00 a.m., local time, for the following purposes:
1.	To elect three directors of the Company to Class II for three-year terms;

2.	To consider and act upon a stockholder proposal, if properly presented; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
          The Board of Directors has fixed the close of business on April 18, 2007, as the record date for the meeting, and only holders of the Company’s Common Stock of record at such time will be entitled to vote at the meeting or any adjournment thereof.
By Order of the Board of Directors,
/s/ Dennis G. Berryhill

Dennis G. Berryhill
Secretary
Panama City, Panama
April 27, 2007
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

WILLBROS GROUP, INC.
Plaza 2000 Building
50th Street, 8th Floor
P. O. Box 0816-01098
Panama, Republic of Panama
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 30, 2007
SOLICITATION AND REVOCATION OF PROXIES
     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Willbros Group, Inc., a Republic of Panama corporation (the “Company,” “Willbros,” “we,” “our” or “us”), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 30, 2007, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement and accompanying proxy were first sent on or about April 27, 2007, to stockholders of record on April 18, 2007.
     If the accompanying proxy is properly executed and returned, the shares represented by the proxy will be voted at the Annual Meeting. If a stockholder indicates in his or her proxy a choice with respect to any matter to be acted upon, that stockholder’s shares will be voted in accordance with such choice. If no choice is indicated, such shares will be voted
•	“FOR” the election of all of the nominees for directors listed below; and

•	“AGAINST” the stockholder proposal.
A stockholder giving a proxy may revoke it by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by executing another valid proxy bearing a later date and delivering such proxy to the Secretary of the Company prior to or at the Annual Meeting, or by attending the Annual Meeting and voting in person.
     The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and accompanying proxy, will be borne by us. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of our common stock. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by the Board of Directors or our employees who will not be additionally compensated therefor, but who may be reimbursed for their out-of-pocket expenses in connection therewith.
STOCKHOLDERS ENTITLED TO VOTE
     Stockholders of record at the close of business on April 18, 2007, will be entitled to vote at the Annual Meeting. As of April 18, 2007, there were issued and outstanding 26,040,743 shares of our common stock, par value $.05 per share. Each share of common stock is entitled to one vote. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of the holders of a majority of the shares issued and outstanding at the Annual Meeting and entitled to vote will constitute a quorum for the transaction of business. Votes withheld from nominees for directors, abstentions, and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by our Board of Directors.

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have the effect of a negative vote. Abstentions, which may be specified on the other proposal, will have the effect of a negative vote. A broker non-vote will have no effect on the outcome of the election of directors or the other proposal.
PROPOSAL ONE
ELECTION OF DIRECTORS
     Our Restated Articles of Incorporation (the “Charter”) provides that our Board of Directors (the “Board of Directors”) shall consist of not less than three nor more than fifteen directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at nine. The Board of Directors is divided into three equal classes. The terms of such classes are staggered so that only one class is elected at the annual meeting of stockholders each year for a three-year term. The term of the current Class II directors (Messrs. McNabb Mitchell and Williams) will expire at the Annual Meeting. The terms of the current Class III directors (Messrs. Curran, Isaacs and Bayer) and the current Class I directors (Messrs. Harl, Maier and Taylor) will expire at the annual meetings of stockholders to be held in 2008 and 2009, respectively.
     In accordance with the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has nominated John T. McNabb, II, Robert L. Sluder and S. Miller Williams for election as Class II directors. Messrs. McNabb and Williams, who currently serve as Class II directors and whose terms expire at the Annual Meeting, are each standing for re-election as a Class II director for a term expiring at the annual meeting of stockholders in 2010 and until his successor is duly elected and qualifies, or until the earlier of his death, retirement, or resignation. Mr. McNabb was elected to the Board of Directors in August 2006, and at that time was recommended to the Nominating/Corporate Governance Committee by our President. Mr. Sluder is a new nominee for director and is standing for election as a Class II director for a term expiring at the annual meeting of stockholders in 2010 and until his successor is duly elected and qualifies, or until the earlier of his death, retirement, or resignation. He was recommended to the Nominating/Corporate Governance Committee by our Chairman of the Board. Rodney B. Mitchell, age 71, who currently serves as a Class II director and whose term expires at the Annual Meeting, will retire from the Board of Directors at the Annual Meeting. Mr. Sluder is standing for election to the Board position being vacated by Mr. Mitchell.
     The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. McNabb, Sluder and Williams. Should any nominee named herein become unable for any reason to stand for election as a director, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating/Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.
     The Company is appreciative of Mr. Mitchell’s service to the Company and his valuable counsel and business advice over the years.
     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the election of directors. The Board of Directors recommends a vote “FOR” each of the following nominees for directors.
Nominees for Directors
Class II
(Term Expires May 2010)
     John T. McNabb, II, age 62, was elected to the Board of Directors in August 2006. Mr. McNabb is Founder and Chairman of the Board of Directors of Growth Capital Partners, L.P., a merchant banking firm that provides financial advisory services to middle market companies throughout the United States, since 1992. Since 2001, he has served as a Principal of Southwest Mezzanine Investments, the investment affiliate of Growth Capital Partners, L.P. Previously, he was a Managing Director of Bankers Trust New York Corporation and a Board member of BT Southwest, Inc., the southwest U.S. merchant banking affiliate of Bankers Trust, from 1990 to 1992. Mr. McNabb also held positions at The Prudential Insurance Company of America from 1984 to 1990, in positions with Prudential-Bache Securities, The Prudential’s Corporate Finance Group, and Prudential Capital Corporation, a merchant banking affiliate of The Prudential. Mr. McNabb currently serves on the Board of Directors of Hiland Partners, L.P.
     Robert L. Sluder, age 57, was President of Kern River Gas Transmission Company, the owner and operator of a 1,700-mile interstate natural gas pipeline between southwestern Wyoming and southern California, from February 2002 to December 2005, when he retired. He was Senior Vice President and General Manager of The Williams Companies in Salt Lake City from December 2001 to February 2002 and Vice President of Williams Operations from January 1996 to December 2001. Mr. Sluder served as Senior Vice President and General Manager of Kern River from 1995 to 1996 and as Director, Operations for Kern River from 1991 to 1995. Prior to that time, he held a variety of engineering and construction supervisory positions with various companies.
     S. Miller Williams, age 55, was elected to the Board of Directors in May 2004. He was Executive Vice President of Strategic Development of Vartec Telecom, Inc., an international consumer telecommunications services company, from August 2002 until May 2004, and was appointed interim Chief Financial Officer of Vartec in November 2003. Since leaving Vartec, he has primarily been involved in personal investments. From 2000 to August 2003, Mr. Williams was Executive Chairman of the Board of PowerTel, Inc., a public company which provided telecommunications services in Australia. From 1991 to 2002, he served in various executive positions with Williams Communications Group, a subsidiary of The Williams Companies that provided global network and broadband media services, most recently as Senior Vice President — Corporate Development and General Manager – International. He was President and owner of MediaTech, Incorporated, a manufacturer and dealer of computer tape and supplies, from 1987 until the company was sold in 1992. Mr. Williams currently serves on the Board of Directors of eLEC Communications Corp.
Directors Continuing in Office
Class III
(Term Expires May 2008)
     Michael F. Curran, age 66, joined Willbros in March 2000 as a Director, Vice Chairman of the Board of Directors, President and Chief Operating Officer of the Company. Mr. Curran was named Chief Executive Officer in May 2002 and was elected Chairman of the Board of Directors in March 2004. He served as President and Chief Operating Officer until January 2006, and retired in December 2006 from the position of Chief Executive Officer. He served from 1972 to March 2000 as Chairman and Chief Executive Officer of Michael Curran & Associates, a mainline pipeline constructor in North America and West Africa, prior to joining Willbros. Mr. Curran has over 44 years of diversified experience in pipeline construction around the world, including 35 years as President and Chief Executive Officer of various domestic and international pipeline construction firms. Mr. Curran also served as President of the Pipe Line Contractors Association.
     S. Fred Isaacs, age 69, was elected to the Board of Directors in March 2004. Mr. Isaacs has been President of A1 Services, Inc. (formerly SFI Consulting, Inc.), an electrical engineering services company, since March 1997. He was President of Computer Video Training, Inc., a consulting company, from August 1995 to March 1997. From September 1992 to August 1995, he served as President of SFI Consulting, Inc. and Chairman of the Board of Directors of TranAm Systems International, Inc., a gas compression equipment company. Prior to that time, he served in senior engineering and executive positions in the pipeline industry for over 35 years, most recently as Senior Vice President of Transportation of MAPCO, Inc. and President of Mid-America Pipeline Company and Seminole Pipeline Company from January 1983 until his retirement from MAPCO, Inc. in September 1992.

     Michael J. Bayer, age 59, was elected to the Board of Directors in December 2006. Mr. Bayer is the President and Chief Executive Officer of Dumbarton Strategies, Washington, D.C. Since 1992, Mr. Bayer has acted as a consultant engaged in enterprise strategic planning and mergers and acquisitions, specializing in the energy and national security sectors. Mr. Bayer is the Chairman of the U.S. Department of Defense’s Business Board, and a member of the Sandia National Laboratory’s National Security Advisory Panel, the U.S. Department of Defense’s Science Board and the Chief of Naval Operations Executive Panel. Mr. Bayer’s previous U.S. Government service included appointments as a member of the U.S. European Command Senior Advisory Group, a member of the Board of Visitors of the United States Military Academy, Chairman of the U.S. Army Science Board, and Chairman of the Air Force Secretary’s Advisory Group. Earlier in his career he was Counsel to a senior Member of the U.S. House of Representatives, Deputy Assistant Secretary at the U.S. Department of Energy, Malcolm Baldrige’s Associate Deputy Secretary of Commerce, Counselor to the United States Synthetic Fuels Corporation, Counselor to President Bush’s Commission on Aviation Security and Terrorism, and the Federal Inspector for the Alaska Natural Gas Transportation System. He has also served on a number of non-partisan task forces to improve the management and efficiency of the Department of Defense. Mr. Bayer currently serves on the Board of Directors of DynCorp International, Inc. and Stratos Global Corp.
Class I
(Term Expires May 2009)
     Robert R. Harl, age 56, was elected to the Board of Directors and as President and Chief Operating Officer of the Company in January 2006, and as Chief Executive Officer in January 2007 to succeed Michael F. Curran. Mr. Harl has over 30 years experience working with Kellogg Brown & Root (“KBR”), a global engineering, construction and services company, and its subsidiaries in a variety of officer capacities, serving as President of several of the KBR business units. Mr. Harl’s experience includes executive management responsibilities for units serving both upstream and downstream oil and gas sectors as well as power, government and infrastructure sectors. He was President and Chief Executive Officer of KBR from March 2001 until July 2004 when he was appointed Chairman, a position he held until January 2005. KBR filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in December 2003 in order to discharge certain asbestos and silica personal injury claims. The order confirming KBR’s plan of reorganization became final in December 2004, and the plan of reorganization became effective in January 2005. Mr. Harl was engaged as a consultant to the Company from August 2005 until he became an executive officer and director of the Company in January 2006.
     Gerald J. Maier, age 78, was elected to the Board of Directors in January 2007. Mr. Maier served as Chairman of TransCanada PipeLines, a natural gas transmission and power company, from 1992 until his retirement in 1998. He also served as President and Chief Executive Officer of TransCanada PipeLines from 1985 to 1994. From 1983 to 1985 he was President and Chief Executive Officer of Bow Valley Industries Ltd., and from 1980 to 1982 was Chairman and Chief Executive Officer of Hudson’s Bay Oil and Gas Company Limited. Prior to that he served Conoco and Hudson’s Bay Oil and Gas in various engineering and executive roles in Canada, the United States, Australia, and the United Kingdom. Mr. Maier is a director of Bow Valley Energy Ltd., a Canadian oil and gas company listed on the Toronto Stock Exchange. Mr. Maier has served as Chairman of Granmar Investment, Ltd., a private family enterprise, since 1986, and as Chairman of the Board of Regents of the Athol Murray College of Notre Dame (Wilcox, Saskatchewan) since 1997.
     James B. Taylor, Jr., age 69, was elected to the Board of Directors in February 1999. Mr. Taylor co-founded Solana Petroleum Corp., a Canadian-based public oil and gas exploration and production company in 1997, and served as Chairman of its Board of Directors until December 2000. From 1996 to 1998, he was a Director and consultant for Arakis Energy, a Canadian public company with operations in North America and the Middle East. Prior to that time, he served for 28 years for Occidental Petroleum Corporation in various worldwide exploration and operations management positions before retiring in 1996 as Executive Vice President.

Compensation of Directors
     Cash Compensation. Non-employee directors are compensated as follows:
•	each non-employee director receives an annual retainer fee of $30,000;

•	each non-employee director receives a fee of $1,500 for each Board meeting attended;

•	the chair and co-chair, if any, of each committee of the Board receives a fee of $2,500 for each committee meeting attended; and

•	each committee member other than the chair and co-chair, if any, receives a fee of $1,500 for each committee meeting attended.
     Employee directors are not paid for their services as directors. We reimburse all directors for out-of-pocket expenses incurred by them in connection with their services as directors.
     2006 Director Restricted Stock Plan. We currently have a director stock plan that generally provides for the automatic award of shares of restricted stock or the right to receive shares of our common stock (“restricted stock rights”) to our non-employee directors. A total of 50,000 shares of our common stock are available for issuance under this plan, which we adopted and our stockholders approved in 2006. Under this plan:
•	an initial award of shares of restricted stock in the case of a non-employee director who is a citizen or resident of the United States (a “U.S. director”) or restricted stock rights in the case of a non-employee director who is not a citizen or resident of the United States (a “Non-U.S. director”) will be made automatically to the non-employee director on the date the director is elected or appointed to the Board or otherwise becomes an outside director; and

•	an annual award of shares of restricted stock in the case of a U.S. director or restricted stock rights in the case of a Non-U.S. director will be made automatically to each non-employee director on the second Monday in January of each year during the period of such director’s incumbency.
In each case the number of shares represented by the award will equal $30,000 divided by the fair market value of a share of our common stock on the date of the award. The awards are subject to transfer restrictions and forfeiture provisions, which generally lapse on the first anniversary of the date of the award. Awards held by a non-employee director that have not yet vested will become fully vested upon the occurrence of the director’s death, disability, termination of service as a director at the end of any full term to which the director is elected or a change-in-control of us (as defined in our severance plan).
     This 2006 director stock plan replaces another director stock plan that our stockholders approved in 1996. The 1996 director stock plan provided for the automatic grant of non-qualified stock options to non-employee directors. No options may be granted under that plan after April 16, 2006.

     Director Compensation Table for 2006. The following table summarizes the compensation paid by us to our non-employee directors during the year ended December 31, 2006. Messrs. Bayer, Maier and McNabb became directors on December 7, 2006, January 9, 2007, and August 3, 2006, respectively. Mr. Bump retired as a director on February 1, 2006. Mr. Leidel resigned as a director on January 9, 2007.

							Change
							in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
	Fees Earned or					Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards		Option Awards		Compensation	Earnings	Compensation	Total
Name (1)	($)	($)(2)		($)(3)		($)	($)	($)	($)

Michael J. Bayer	3,000	—	(4)	—		—	—	—	3,000

Larry J. Bump	9,000	—		28,065	(5)	—	—	—	37,065

S. Fred Isaacs	60,000	—		28,065	(5)	—	—	—	88,065

Peter A. Leidel	59,000	—		28,065	(5)	—	—	—	87,065

Gerald J. Maier	—	—		—		—	—	—	—

John T. McNabb, II	33,500	—	(4)	—		—	—	—	33,500

Rodney B. Mitchell	63,000	—		28,065	(5)	—	—	—	91,065

James B. Taylor, Jr.	70,000	—		28,065	(5)	—	—	—	98,065

S. Miller Williams	62,500	—		28,065	(5)	—	—	—	90,565

(1)	Michael F. Curran and Robert R. Harl are not included in this table as they were officers and employees during 2006 and thus received no compensation for their services as directors. The compensation received by Messrs. Curran and Harl as officers and employees is shown in the Summary Compensation Table for 2006 below.

(2)	These amounts, if any, reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, computed in accordance with SFAS No. 123R, of stock awards granted pursuant to our 2006 Director Restricted Stock Plan. We began granting stock awards to our non-employee directors in December 2006. Assumptions used in the calculation of these amounts, if any, are included in Note 10 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Form 10-K for the fiscal year ended December 31, 2006. As of December 31, 2006, each Director has the following aggregate number of shares of restricted stock outstanding: Michael J. Bayer: 1,558; Larry J. Bump: -0-; S. Fred Isaacs: -0-; Peter A. Leidel: -0-; Gerald J. Maier: -0-; John T. McNabb, II: 1,558; Rodney B. Mitchell: -0-; James B. Taylor, Jr.: -0-; and S. Miller Williams: -0-.

(3)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, computed in accordance with SFAS No. 123R, of the option awards granted pursuant to our 1996 Director Stock Plan. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Form 10-K for the fiscal year ended December 31, 2006. As of December 31, 2006, each Director has the following aggregate number of options outstanding: Michael J. Bayer: -0-; Larry J. Bump: 5,000; S. Fred Isaacs: 15,000; Peter A. Leidel: 30,000; Gerald J. Maier: -0-; John T. McNabb, II: -0-; Rodney B. Mitchell: 30,000; James B. Taylor, Jr.: 28,000; and S. Miller Williams: 15,000.

(4)	On December 14, 2006, each of Messrs. Bayer and McNabb was granted an initial award of 1,558 shares of restricted stock, with a grant date fair value, computed in accordance with SFAS No. 123R, of $29,992.

(5)	On January 9, 2006, each of Messrs. Bump, Isaacs, Leidel, Mitchell, Taylor and Williams was granted non-qualified stock options for 5,000 shares with a grant date fair value, computed in accordance with SFAS No. 123R, of $28,065.
Corporate Governance and Board Matters
     The Board of Directors and corporate management utilize their best individual efforts to adopt and implement best practices of corporate governance. Each believes strongly that effective corporate governance practices underpin its efforts to focus the entire organization on generating long-term stockholder value through conscientious actions and in an ethical manner. The directors have a wide range of business and industry experience, which provides insightful perspective on significant matters and an understanding of the challenges we face. Our commitment to sound, independent oversight is demonstrated by the make-up of the Board of Directors, which has been comprised of a majority of independent directors since our initial public offering in 1996.
     The Board of Directors has Corporate Governance Guidelines, a Code of Business Conduct and Ethics for directors, officers and employees, and an additional separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Codes”). The Corporate Governance Guidelines and Codes are available on our website at http://www.willbros.com under the “Governance” caption on the “Investors” page, and a copy of the Corporate Governance Guidelines and Codes will be provided to any of our stockholders upon request to: Secretary, Willbros Group, Inc., c/o Willbros USA, Inc., 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027.
     We are committed and dedicated to employing sound, ethical business practices, complying with the law in all areas of the world in which we work, and demanding the highest standards of integrity from our employees. There is common agreement that effective corporate governance requires the checks and balances provided by a proactive Board of Directors and corporate management actively engaged with others in the organization.
     Board Independence. The Board of Directors has affirmatively determined that each of Messrs. Bayer, Isaacs, Maier, McNabb, Mitchell, Taylor and Williams, current directors of the Company, and Robert L. Sluder, the new nominee for director, are “independent” under the current director independence standards of the New York Stock Exchange. Mr. Leidel, who served as a director until his resignation on January 9, 2007, was also independent. In so doing, the Board of Directors determined that each of those individuals met the “bright line” independence standards of the New York Stock Exchange and has no other material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In making the determination of independence, the Board of Directors not only used the “bright line” independence standards of the New York Stock Exchange, but also the standard that no relationships exist that are required to be reported under the caption “Certain Relationships and Related Transactions” in this proxy statement pursuant to the rules and regulations of the Securities and Exchange Commission. These standards are set forth on Exhibit A to this proxy statement. Mr. Curran is not considered to be independent because of his former employment as a senior executive officer of the Company. Mr. Harl is not considered to be independent because of his employment as a senior executive officer of the Company.
     Meetings and Committees of the Board of Directors. During 2006, the Board of Directors held nine meetings. Each director was present at 75 percent or more of the aggregate of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served during 2006. In addition, the Board of Directors took action 12 times during 2006 by unanimous written consent.
     Each director is encouraged to participate in our annual meetings of stockholders. However, since such meetings are held in Panama City, Panama, and are generally of a short duration and the Board of Directors does not generally have a meeting coincident with the annual meeting of stockholders, it is often impractical and expensive for each director to attend in person. Therefore, participation by either telephone or in person is encouraged. In addition, as discussed below, the Board of Directors has a process in place by which stockholders and other interested parties may communicate with the Board of

Directors, the non-management directors as a group or any of its directors. One director, Mr. Harl, attended in person our 2006 Annual Meeting of Stockholders. Messrs. Curran, Isaacs, Leidel, Taylor and Williams, members of the Board, participated in the 2006 Annual Meeting of Stockholders by telephone. Mr. Mitchell, a director, was unable to participate in the 2006 Annual Meeting due to business travel.
     The Board of Directors has a standing Executive Committee, Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee. Each of the current members of each of the committees, other than the Executive Committee, qualifies as an “independent” director under the current listing standards of the New York Stock Exchange.
     Executive Committee. The Executive Committee is composed of Messrs. Curran (Chairman), Harl, McNabb and Mitchell. The Executive Committee is authorized to act for the Board of Directors in the management of our business and affairs, except with respect to a limited number of matters which include:
•	changing the size of the Board of Directors;

•	filling vacancies on the Board of Directors;

•	amending our By-laws;

•	disposing of all or substantially all of our assets; and

•	recommending to our stockholders an amendment to our Articles of Incorporation or a merger or consolidation involving us.
The Executive Committee did not meet during 2006.
     Audit Committee. The Audit Committee is composed of Messrs. McNabb (Chairman), Bayer, Taylor and Williams. From January 2005 until March 2006, Mr. Williams served as Co-Chairman. The Board of Directors has determined that it has two audit committee financial experts serving on the Audit Committee and these persons are Messrs. McNabb and Williams. The Audit Committee has a written charter, which is available on our website at http://www.willbros.com. We have in place and circulated a “whistleblower policy” entitled Procedure of the Audit Committee on Reporting and Investigating Complaints with Regard to Possible Accounting Irregularities. The Audit Committee appoints the independent registered public accounting firm who will serve each year as independent auditors of our financial statements and perform services related to the completion of such audit. The Audit Committee also has the responsibility to:
•	review the scope and results of the audit with the independent auditors;

•	review with management and the independent auditors our interim and year-end financial condition and results of operations;

•	consider the adequacy of our internal accounting, bookkeeping, and other control procedures; and

•	review and pre-approve any non-audit services and special engagements to be performed by the independent auditors and consider the effect of such performance on the auditors’ independence.
The Audit Committee also generally reviews the terms of material transactions and arrangements, if any, between us and our directors, officers and affiliates. The Audit Committee held seven meetings during 2006. In addition, the Audit Committee took action one time during 2006 by unanimous written consent.
     Compensation Committee. The Compensation Committee is composed of Messrs. Taylor (Chairman), Isaacs, McNabb and Mitchell. The Compensation Committee has a written charter, which is available on our website at http://www.willbros.com. The Compensation Committee reviews and takes action for and on behalf of the Board of Directors with respect to compensation, bonus, incentive, and benefit provisions for our officers, and administers our 1996 Stock Plan. The Compensation Committee has authority under its charter to obtain advice and seek assistance from compensation consultants and from internal and outside legal, accounting and other advisors.

     In setting non-employee director compensation, the Compensation Committee recommends the form and amount of compensation to the Board of Directors and the Board of Directors makes the final determination. In considering and recommending the compensation of non-employee directors, the Compensation Committee considers such factors as it deems appropriate, including historical compensation information, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. In the past, the Compensation Committee has retained Towers Perrin to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairperson fees, number of Board meetings, stock based compensation and benefits. When doing so, Towers Perrin also compares and analyzes the current compensation of our non-employee directors with market data and presents the findings to the Compensation Committee.
     The Compensation Committee has discretion under its charter to form and delegate some or all of its authority to subcommittees composed entirely of independent directors. During 2006, the Compensation Committee did not form or utilize a subcommittee and it has no current plans to do so.
     More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.
     The Compensation Committee meets at such times as may be deemed necessary by the Board of Directors or the Compensation Committee. The Compensation Committee held seven meetings during 2006. In addition, the Compensation Committee took action six times during 2006 by unanimous written consent.
     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is composed of Messrs. Williams (Chairman), Bayer, Isaacs and Maier. The Nominating/Corporate Governance Committee has a written charter, which is available on our website at http://www.willbros.com. The Nominating/Corporate Governance Committee also has put in place, with the approval of the Board of Directors, Corporate Governance Guidelines. The Nominating/Corporate Governance Committee is responsible for recommending candidates to fill vacancies on the Board of Directors as such vacancies occur, as well as the slate of nominees for election as directors by stockholders at each annual meeting of stockholders. The Nominating/Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. It is also responsible for developing and recommending to the Board of Directors the Corporate Governance Guidelines applicable to the Company. Additionally, the Nominating/Corporate Governance Committee makes recommendations to the Board of Directors regarding changes in the size of the Board of Directors and recommends nominees for each committee. The Nominating/Corporate Governance Committee held four meetings during 2006. In addition, the Nominating/Corporate Governance Committee took action two times during 2006 by unanimous written consent.
     Printed copies of the Audit, Compensation, and Nominating/Corporate Governance Committee charters are also available upon request to: Secretary, Willbros Group, Inc., c/o Willbros USA, Inc., 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027.
     Consideration of Director Nominees. The Nominating/Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors, and to address the director qualifications discussed below. Any stockholder nominations proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for director and should be addressed to: Secretary, Willbros Group, Inc., c/o Willbros USA, Inc., 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027. In addition, as described below, our Charter permits stockholders to nominate directors for consideration at a meeting of stockholders.

     The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, professional search firms, stockholders, or other persons.
     Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination focuses on the information provided to the Committee with the recommendation of the prospective candidate and the Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others. If the Committee determines, after consultation with the Chairman of the Board of Directors and other directors as appropriate, that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee then evaluates the candidate against the qualifications considered by the Committee for director candidates, which include
•	an attained position of leadership in the candidate’s field of endeavor,

•	business and financial experience,

•	demonstrated exercise of sound business judgment,

•	expertise relevant to our lines of business, and

•	the ability to serve the interests of all stockholders.
The Committee also assesses the candidate’s qualifications as an “independent director” under the current director independence standards of the New York Stock Exchange. The candidate must be able to devote the time, energy and attention as may be necessary to properly discharge his or her responsibilities as a director. As part of this evaluation, one or more members of the Committee, and others as appropriate, will interview the candidate. After completing this evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Committee.
     Our Charter provides that nominations of candidates for election as directors of the Company may be made at a meeting of stockholders by or at the direction of the Board of Directors, or by any stockholder entitled to vote at such meeting who complies with the advance notice procedures set forth therein. These procedures require any stockholder who intends to make a nomination for director at the meeting to deliver notice of such nomination to the Secretary of the Company not less than 45 nor more than 90 days before the meeting. The notice must contain all information about the proposed nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee, including such nominee’s written consent to serve as a director if so elected. If the Chairman of the meeting determines that a person is not nominated in accordance with the nomination procedure, such nomination will be disregarded. We expect that the annual meeting of stockholders to be held each year will be held during the mid to latter part of May.
     Executive Sessions. Executive sessions of the non-management directors are held periodically. The sessions are scheduled on a regular basis and chaired by the chairman of the Nominating/Corporate Governance Committee. Any non-management director can request that an additional executive session be scheduled. Executive sessions of the independent directors only are held at least once a year.
     Communications with the Board of Directors. The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board, the non-management directors as a group or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors, the non-management directors as a group or any of the directors at the following address: Secretary, Willbros Group, Inc., c/o Willbros USA, Inc., 4400 Post Oak

Parkway, Suite 1000, Houston, Texas 77027. All communications will be compiled by the Company’s Secretary and submitted to the Board, the non-management directors or the individual director.
PROPOSAL TWO
STOCKHOLDER PROPOSAL FOR ADOPTION OF POLICY THAT CHAIRMAN OF THE BOARD OF DIRECTORS BE AN INDEPENDENT DIRECTOR WHO HAS NOT PREVIOUSLY SERVED AS AN EXECUTIVE OFFICER OF THE COMPANY
     The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, D.C. 20001, which is the owner of 210 shares of the Company’s common stock since July 18, 2005, has advised the Company of its intention to present the following proposal at the Annual Meeting. The Company is not responsible for the content of the proposal or supporting statement. The Board of Directors has recommended a vote “AGAINST” the proposal for the reasons set forth below.
Stockholder Proposal
     RESOLVED: That stockholders of Willbros Group, Inc. (“Willbros” or “the Company”) ask the Board of Directors to adopt a policy that the Board’s chairman be an independent director who has not previously served as an executive officer of Willbros. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify: (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.
     SUPPORTING STATEMENT: It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently, at our Company Michael Curran holds the position of CEO, Chair of the Board and Chair of the Executive Committee. Mr. Curran joined Willbros in 2000 as Vice Chairman of the Board of Directors, President and Chief Operating Officer. We believe that having one person fulfill all of these roles may not effectively serve the interests of shareholders.
     An independent leader who ensures that management acts strictly in the best interest of the Company would better serve Willbros shareholders. This oversight is critical in light of the recent Department of Justice investigation, in which Mr. Jim Bob Brown, a former executive of a subsidiary of Willbros Group, Inc., pled guilty to violating the Foreign Corrupt Practices Act. During Mr. Brown’s guilty plea hearing, the government said Brown admitted that he and another Willbros executive arranged for the payment of $1.5 million as part of a conspiracy to bribe officials of the state-owned Nigerian National Petroleum Corp. Brown also admitted that he and other Willbros executives approved of a scheme involving fictitious invoices and bribes to Nigerian officials to lower taxes that would have otherwise been assessed on the company. (Justice Department, 9/14/2006)
     As a long-term shareholder of our Company, we believe that an independent Chair of the Board is crucial to enhance Board leadership at Willbros, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the Board of Directors. Only a strong, diligent and independent Board of Directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”
     We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Company’s Chair of that Board is also the current CEO and Chair of the Executive Committee.
     We, therefore, urge shareholders to vote FOR this proposal.
Board of Directors’ Statement in Opposition
THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST”
THIS PROPOSAL FOR THE FOLLOWING REASONS
     The Board of Directors believes it is in the best interests of the Company and its stockholders for the Board to have the flexibility at any time to select the most appropriate individual to serve as its Chairman, whether that individual be an independent director or a director who has served or is serving as an executive officer of the Company. The Board needs to be able to use its collective business judgment to determine which individual has the commitment, skill, and understanding of the Company and its industry to best perform the chairman role. An absolute policy such as presented by the proposal would deprive the Board from exercising the judgment that has been entrusted to it by our stockholders. The independent directors and management of the Company depend upon a continuous, honest and relevant exchange of information. Our current Chairman, Michael Curran, who retired and ceased serving as CEO effective at the end of 2006, still provides an important bridge between the Board and management. Mr. Curran, with over 44 years of experience, is one of the most experienced executives in the global pipeline construction industry.
     The Board of Directors also believes that Board independence and oversight is maintained effectively through the composition of the Board and our Corporate Governance Guidelines which are posted on our website. The independence of the Board as a whole is compliant with the applicable Corporate Governance Guidelines and the standards of the New York Stock Exchange. Among the nine members of the Board of Directors, seven members are independent directors who meet the independence requirements of the NYSE and our Corporate Governance Guidelines. The Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are all composed entirely of independent directors. These independent committees are given the authority under their respective charters to hire independent advisors and consultants, at the Company’s expense, to assist them in carrying out their duties. In addition, our non-management directors meet periodically during the year in executive sessions without any members of management present. Executive sessions of the independent directors only are also held at least once a year. Accordingly, the Board believes that its structure and composition is effectively designed to provide independent oversight over the management and operations of the Company.
     In view of the various pre-existing safeguards in the Board’s structure, composition and governance requirements, the Board does not believe that this proposal is in the best interest of the Company and its stockholders because it would inappropriately limit the Board’s flexibility to provide the Company with what it determines to be the most effective Board leadership at any time, whether that leader be an independent director or a director who has served or is serving as an executive officer of the Company.
     Accordingly, the Company’s Board of Directors recommends that you vote “AGAINST” the proposal.
     The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required for the adoption of this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     GLO CPAs LLP (“GLO”) was the independent registered public accounting firm (“independent auditors”) of Willbros for fiscal years 2005 and 2006. Historically, although not required, a proposal has been presented at the annual meeting of stockholders asking the stockholders to ratify the appointment of the independent auditors. However, such a proposal will not be presented at the Annual Meeting because the Audit Committee has not yet selected an independent auditor for 2007. The Audit Committee has requested management to consider, interview and evaluate several independent registered public accounting firms to provide audit services for 2007. This process is not yet complete, and thus the Audit Committee is not in a position to ask stockholders to ratify the appointment of the independent auditors for the fiscal year ended December 31, 2007.
     A representative of GLO will be present at the Annual Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Resignation of Former Independent Auditors
     On November 10, 2005, we were notified by KPMG LLP (“KPMG”) that, effective upon completion of the audit of our consolidated financial statements as of and for the year ended December 31, 2004, and the issuance of our report thereon, and filing of our Form 10-Qs for the three-month period ended March 31, 2005 and six-month period ended June 30, 2005, it was resigning as our independent auditors. We filed our Form 10-K for the year ended December 31, 2004 and our Form 10-Qs for the three-month period ended March 31, 2005 and six-month period ended June 30, 2005 on November 22, 2005.
     The reports of KPMG on our consolidated financial statements for fiscal years 2004 and 2003 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:
•	KPMG’s report on the consolidated financial statements of the Company as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002, contained a separate paragraph stating that “as discussed in Note 2 to the consolidated financial statements, the Company has restated its consolidated balance sheet as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the years ended December 31, 2003 and 2002.”

•	KPMG’s report on the consolidated financial statements of the Company as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002, contained an additional paragraph stating that “we also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Willbros Group, Inc.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated November 21, 2005 expressed an unqualified opinion on management’s assessment of, and an adverse opinion on the effective operation of, internal control over financial reporting.”
     The resignation of KPMG was accepted by the Audit Committee subsequent to the filing of our Form 10-K for the year ended December 31, 2004 and our Form 10-Qs for the three-month period ended March 31, 2005 and six-month period ended June 30, 2005 on November 22, 2005. Prior to KPMG’s departure, the Audit Committee had discussed with representatives of KPMG certain material weaknesses in internal controls, as described below, noted by KPMG and had taken certain actions, as described below, to address such weaknesses.

     During the years ended December 31, 2004 and 2003 and the subsequent interim period through November 22, 2005, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years.
     In connection with its audit for the years ended December 31, 2004 and 2003 and through November 22, 2005, there were no “reportable events” as defined by Item 304(a)(1)(v) of Regulation S-K, except that KPMG had advised us that it noted certain material weaknesses in our internal financial reporting and accounting controls, as described below.
1. Company-Level Controls — The Company did not maintain effective company-level controls in the control environment, risk assessment, and monitoring components as defined by COSO, including related antifraud controls. Specifically, the following deficiencies were identified:
•	The Company’s control environment did not sufficiently promote effective internal control over financial reporting throughout the Company’s management structure, and this material weakness was a contributing factor in the development of other material weaknesses described below.

•	The Company did not provide sufficient training for personnel engaged in key elements of the financial reporting process, including training on relevant regulations such as the Foreign Corrupt Practices Act (“FCPA”).

•	The Company’s policies and procedures did not effectively ensure that: (1) personnel, including internal audit, have the appropriate skills and experience commensurate with their job responsibilities; (2) the reporting structure of the organization was appropriate; and (3) key personnel in certain international subsidiaries adhere to a periodic rotation policy.

•	The Company failed to educate and train employees in identifying, monitoring, or reporting and responding to, incidents of alleged misconduct or unethical behavior, including the Company’s whistleblower policy and the Company’s code of conduct policies.
     These deficiencies in the Company’s internal control over financial reporting resulted in material misstatements to various amounts in previously-issued annual and interim financial statements. Accordingly, the Company restated its consolidated financial statements as of and for the years ended December 31, 2002 and 2003 and the first three quarters of 2004.
2. Construction Contract Management — The Company’s operating subsidiaries in Nigeria did not maintain effective policies and procedures regarding review and approval processes relating to: (i) original and revised project cost estimates; (ii) original contract pricing; (iii) establishment and management of contract contingencies; and (iv) change order management. These deficiencies in the Company’s internal control over financial reporting resulted in material overstatement of contract revenue and understatement of contract costs in previously-issued annual and interim financial statements. Accordingly, the Company restated its consolidated financial statements as of and for the years ended December 31, 2002 and 2003 and the first three quarters of 2004.
3. International Taxes — The Company’s policies and procedures did not provide for effective supervisory review of the Company’s accounting for international taxes, value added taxes, and payroll taxes and the related recordkeeping activities. These deficiencies in the Company’s internal control over financial reporting resulted in material understatement of contract cost and income tax expense in previously-issued annual and interim financial statements. Accordingly, the Company restated its consolidated financial statements as of and for the years ended December 31, 2002 and 2003 and the first three quarters of 2004.

4. Disbursements Process — The Company did not maintain effective policies and procedures regarding its disbursement process. Specifically, deficiencies in policies and procedures were identified in the following areas: (i) petty cash disbursements at the Company’s Nigerian subsidiaries; (ii) the Company’s vendor approval process and maintenance of an approved vendor listing; and (iii) disbursement approval levels for individuals, subsidiaries, and senior management. These deficiencies resulted in material undisclosed related party transactions and payment of fraudulent vendor invoices resulting in material overstatement of contract revenue and overstatement of contract cost in previously-issued annual and interim financial statements. Accordingly, the Company restated its consolidated financial statements as of and for the years ended December 31, 2002 and 2003 and the first three quarters of 2004.
     These material weaknesses were remediated, in part, during 2005 and 2006 and, during the first quarter of 2007, to the extent that any of these material weaknesses remained, they were eliminated due to the sale of our Nigerian operations.
     On February 8, 2006, the Audit Committee appointed GLO as our independent auditors for fiscal year 2005. The Audit Committee also appointed GLO as our independent auditors for fiscal year 2006.
Audit and Other Fees Paid to Independent Auditors
     Audit Fees. The aggregate fees billed during the years ended December 31, 2006 and 2005, by GLO for professional services rendered for the audit of our annual financial statements, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements for those years were $2,785,315 and $0, respectively, due to the fact that they were not engaged to perform the 2005 audit until February 2006.
     The aggregate fees billed during the year ended December 31, 2005 by KPMG, our former independent auditors, for professional services rendered for the audit of our annual financial statements, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements for 2005 was $3,605,393.
     Audit-Related Fees. The aggregate fees billed during the years ended December 31, 2006 and 2005, for assurance and related services by GLO that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees” were $280,466 and $0, respectively. These services consisted principally of review of registration statements and issuance of consents.
     The aggregate fees billed during the year ended December 31, 2006 and 2005 for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees” were $95,000 and $122,182, respectively. The $95,000 in 2006 consisted of issuing consents for SEC filings. The $122,182 in 2005 was related to SEC filings and subsidiary audits.
     Tax Fees. The aggregate fees billed for the years ended December 31, 2006 and 2005, for professional services by GLO for tax compliance, tax advice, and tax planning were $0 for the two years. KPMG did not provide any such services for us in 2006 and 2005.
     All Other Fees. The aggregate fees billed for the years ended December 31, 2006 and 2005, by GLO for products and services rendered to us, other than the services described above, were $0 for the two years. KPMG did not provide any such services for us in 2006 and 2005.

Audit Committee Pre-Approval Policy
     It is the policy of the Audit Committee to pre-approve audit, audit-related, tax and all other services specifically described by the Audit Committee on a periodic basis up to a specified dollar amount. All other permitted services, as well as proposed services exceeding such specified dollar amount, are separately pre-approved by the Audit Committee.

PRINCIPAL STOCKHOLDERS AND
SECURITY OWNERSHIP OF MANAGEMENT
     The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 31, 2007 by
•	each person who is known by us to own beneficially more than five percent of the outstanding shares of common stock,

•	each of our directors and nominees for director,

•	each of our executive officers named in the Summary Compensation Table for 2006 below, and

•	all of our executive officers and directors as a group.
Except as otherwise indicated, we believe that the beneficial owners of the common stock listed in the table, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

	Shares
	Beneficially		Percentage
Name of Owner or Identity of Group	Owned(1)		of Class(1)
Wells Fargo & Company, et al.	3,239,285	(2)	12.6
Keeley Asset Management Corp., et al.	2,664,972	(3)	10.4
GLG Partners LP, et al.	2,304,034	(4)	9.0
Third Avenue Management LLC	1,631,838	(5)	6.4
SAB Capital Partners, L.P., et al.	1,523,443	(6)	5.9
Berggruen Holdings North America Ltd.	1,424,400	(7)	5.5
ICM Asset Management, Inc., et al.	1,408,206	(8)	5.5
Neuberger Berman Inc., et al.	1,401,689	(9)	5.5
Michael F. Curran	877,900	(10)	3.4
Robert R. Harl	170,000	(11)	*
John K. Allcorn	138,835	(12)	*
John T. Dalton	89,409	(13)	*
Warren L. Williams	41,306		*
Van A. Welch	34,390		*
Rodney B. Mitchell	31,628	(14)	*
James B. Taylor, Jr.	30,628	(15)	*
S. Fred Isaacs	16,628	(16)	*
S. Miller Williams	16,628	(17)	*
Gerald J. Maier	10,000		*
John T. McNabb, II	6,186		*
R. Clay Etheridge	3,800		*
Michael J. Bayer	3,186		*
Robert L. Sluder	0		—
All executive officers and directors as a group (12 people)	1,425,418	(18)	5.5

*	Less than 1 percent

(1)	Shares beneficially owned include restricted stock held by our executive officers and directors over which they have voting power but not investment power. Shares of common stock which were not outstanding but which could be acquired by a person upon exercise of an option within 60 days of January 31, 2007, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)	Information is as of December 31, 2006, and is based on the Schedule 13G/A dated February 8, 2007, which was filed by Wells Fargo & Company (“Wells Fargo”), Wells Capital Management Incorporated (“Wells Capital”), and Wells Fargo Funds Management, LLC (“Wells Fargo Funds”). Wells Fargo’s address is 420 Montgomery Street, San Francisco, California 94104, and the address for both Wells Capital and Wells Fargo Funds is 525 Market Street, San Francisco, California 94105. Wells Fargo is a parent holding company, and both Wells Capital and Wells Fargo Funds are registered investment advisors. Of the shares shown, Wells Fargo has sole voting power over 3,177,760 shares and sole dispositive power over 2,965,322 shares, Wells

Capital has sole voting power over 1,078,316 shares and sole dispositive power over 2,910,461 shares and Wells Fargo Funds has sole voting power over 2,094,792 shares and sole dispositive power over 54,861 shares.

(3)	Information is as of December 31, 2006, and is based on the Schedule 13G/A dated February 1, 2007, which was filed by Keeley Asset Management Corp. (“Keeley”), Kamco Performance Limited Partnership (“Kamco”) and Kamco Limited Partnership No. 1 (“Kamco No. 1”). The address for all of the filers is 401 South LaSalle Street, Chicago, Illinois 60605. Keeley is a registered investment adviser. Of the shares shown, Keeley has sole voting power over 2,447,892 shares and sole dispositive power over 2,664,972 shares, Kamco has sole voting and dispositive power over 33,000 shares and Kamco No. 1 has sole voting and dispositive power over 19,000 shares.

(4)	Information is as of December 31, 2006, and is based on the Schedule 13G/A dated February 14, 2007, which was filed by GLG Partners LP, GLG North American Opportunity Fund, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman. The address for all of the filers is c/o GLG Partners LP, 1 Curzon Street, London, W1J 5HB, United Kingdom. GLG Partners LP is a United Kingdom limited partnership and acts as investment manager of certain funds and has shared voting and dispositive power over the shares shown in the table, which are held by such funds. The general partner of GLG Partners LP is GLG Partners Limited, a United Kingdom limited company. The managing directors of GLG Partners Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman, and as a result, each has shared voting and dispositive power over the shares held by such funds. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman may be deemed the beneficial owner of the 2,304,034 shares shown in the table. Of the shares shown, GLG North American Opportunity Fund has shared voting and dispositive power over 1,015,605 shares.

(5)	Information is as of December 31, 2005, and is based on the Schedule 13G/A dated February 14, 2006, which was filed by Third Avenue Management LLC (“TAM”). TAM’s address is 622 Third Avenue, 32nd Floor, New York, New York 10017. TAM is a registered investment adviser. Of the shares shown, TAM has sole voting power over 1,631,175 shares and sole dispositive power over 1,631,838 shares.

(6)	Information is as of January 9, 2007, and is based on the Schedule 13G dated January 19, 2007, which was filed by SAB Capital Partners, L.P. (“SAB”), SAB Capital Partners II, L.P. (“SAB II”), SAB Overseas Master Fund, L.P. (the “Master Fund”), SAB Capital Advisers, L.L.C. (the “General Partner”), SAB Capital Management, L.P. (the “Investment Manager”), SAB Capital Management, L.L.C. (“IMGP”) and Scott A. Bommer (“Bommer”). The address for all of the filers is 712 Fifth Avenue, 42nd Floor, New York, New York 10019. Of the shares shown, SAB has shared voting and dispositive power over 1,008,226 shares, SAB II has shared voting and dispositive power over 24,666 shares, the Master Fund has shared voting and dispositive power over 490,551 shares, and each of the General Partner, the Investment Manager, IMGP and Bommer has shared voting and dispositive power over 1,523,443 shares.

(7)	Information is as of April 6, 2006, and is based on the Schedule 13D/A dated April 7, 2006, which was filed by Berggruen Holdings North America Ltd (“Berggruen”). Berggruen’s address is 1114 Avenue of the Americas, Forty First Floor, New York, New York 10036. Berggruen is a private investment company. Of the shares shown, Berggruen has shared voting power over 1,424,400 shares and shared dispositive power over 1,424,400 shares.

(8)	Information is as of December 31, 2006, and is based on the Schedule 13G dated February 14, 2007, which was filed by ICM Asset Management, Inc. (“ICM”) and James M. Simmons (“Simmons”). The address for both filers is 601 W. Main Avenue, Suite 600, Spokane, Washington 99201. ICM is a registered investment adviser and Simmons is the Chief Executive Officer and controlling stockholder of ICM. Of the shares shown, each of ICM and Simmons has shared voting power over 717,381 shares and shared dispositive power over 1,408,206 shares.

(9)	Information is as of December 31, 2006, and is based on the Schedule 13G/A dated February 13, 2007, which was filed by Neuberger Berman Inc. and Neuberger Berman, LLC (collectively, “Neuberger”). Neuberger’s address is 605 Third Avenue, New York, New York 10158. Neuberger serves as investment adviser of Neuberger Berman’s various mutual funds. Of the shares shown, Neuberger has sole voting power over 1,127,719 shares and shared dispositive power over 1,401,689 shares.

(10)	Includes (a) 428,155 shares held in a corporation controlled by Mr. Curran, (b) 200,000 shares subject to stock options which are currently exercisable, and (c) 6,538 shares held in the Willbros Employees’ 401(k) Investment Plan (the “401(k) Plan”) for the account of Mr. Curran.

(11)	Includes 20,000 shares subject to stock options which are currently exercisable.

(12)	Includes (a) 50,000 shares subject to stock options which are currently exercisable, and (b) 5,923 shares held in the 401(k) Plan for the account of Mr. Allcorn.

(13)	Includes (a) 52,000 shares subject to stock options which are currently exercisable, and (b) 4,480 shares held in the 401(k) Plan for the account of Mr. Dalton.

(14)	Includes 30,000 shares subject to stock options which are currently exercisable. Does not include 722,653 shares held as of January 31, 2007, by The Mitchell Group, Inc., a registered investment advisor who holds these shares in investment advisory accounts managed by it for numerous clients. The Mitchell Group has full investment discretion with respect to such accounts. Mr. Mitchell is a director and executive officer of The Mitchell Group. Mr. Mitchell disclaims beneficial ownership of these shares.

(15)	Includes (a) 1,000 shares held by the James and Sarah Taylor Trust, and (b) 28,000 shares subject to stock options which are currently exercisable.

(16)	Includes 15,000 shares subject to stock options which are currently exercisable.

(17)	Includes 15,000 shares subject to stock options which are currently exercisable.

(18)	For specific information regarding each of the listed individuals, see footnotes (10) through (17) above.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The following discussion and analysis contains statements regarding future company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
Role of the Compensation Committee
     The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for discharging the Board’s responsibilities with respect to compensation of the Company’s executives. In particular, the Compensation Committee annually reviews and approves corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, evaluates the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves the CEO’s compensation based on this evaluation. The Compensation Committee also approves or makes recommendations to the Board with respect to non-CEO compensation, incentive compensation plans and equity-based plans. In addition, the Committee administers the Company’s stock plans.
Role of CEO in Compensation Decisions
     The Committee makes all compensation decisions for the CEO and approves recommendations regarding non-equity compensation and equity awards for all of our executive officers.
     The CEO annually reviews the performance of each of the named executive officers. The CEO’s recommendations, including salary adjustments and annual and long-term award amounts, are presented to the Committee. The Committee or the Board of Directors can exercise their discretion in modifying any recommended adjustments or awards to executives.
Compensation Philosophy and Objectives
     As a leading provider of construction and engineering services to industry and governmental entities, our long-term success depends on our ability to attract, motivate and retain highly talented individuals at all levels of the organization.

     The Committee bases its executive compensation programs on the same objectives that guide our company in establishing all its compensation programs:
•	Compensation should be based on the level of job responsibility, individual performance and company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to company performance and stockholder returns because they are more able to affect our results.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•	Compensation should reward performance. Our programs should deliver compensation in the top-tier compensation when our employees and our company perform accordingly; likewise, where individual performance falls short of expectations and/or company performance lags the industry, the programs should deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of downturns in our performance, the programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to our company.

•	Compensation should foster the long-term focus required for success in our industry.
Setting Executive Compensation
     Based on the foregoing objectives, the Committee has structured our annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to enhance long-term stockholder value. In furtherance of this, in March 2006, the Committee engaged Towers Perrin, a global human resources consulting firm, to conduct a review of our total compensation program for 18 selected senior management positions, including the four executive officers immediately below the former CEO, Michael Curran. The review did not include the compensation of Mr. Curran because his compensation was largely fixed under his employment agreement and due to his scheduled retirement as CEO at the end of 2006. Towers Perrin provided the Committee with relevant market data and alternatives to consider on the recommendations being made by the Company’s management for executives other than the CEO.
     Towers Perrin compared each element of total compensation against a peer group of publicly-traded and privately-held energy and engineering and construction companies (collectively, the “Peer Group”), using data collected from compensation survey sources and proxy statement filings. The Peer Group consists of companies against which the Committee believes we compete for talent and for stockholder investment. The companies comprising the Peer Group are:

Shaw Group	Oceaneering International
Granite Construction	Global Industries Ltd.
Chicago Bridge & Iron	Instituform Technologies
McDermott International, Inc.	Matrix Service Company
Quanta Services	Layne Christensen Co.
Southwest Gas	Horizon Offshore Inc.
Tetra Tech	Schuff International Inc.
Hanover Compressor	Corrpro Companies
     For comparison purposes, our annual revenues and market capitalization were below the median of the Peer Group at the time the study was conducted.
     We compete with many larger companies for top executive-level talent. As such, for named executive officers, the Committee generally targets “actual direct total compensation,” consisting of base salary, plus the most recent actual annual incentive award earned, plus the estimated annualized present value of long-term incentive grants, at the 75th percentile of compensation paid to similarly situated executives of the companies comprising the Peer Group. Variations to this objective may occur as dictated by the experience level of the individual and market factors. These objectives are based on the Committee’s understanding that we have faced very significant challenges over the past few years, and its expectation that, over the next few years, we will generate stockholder returns in excess of the average of our competitors.
     A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews information provided by Towers Perrin and management’s recommendations to determine the appropriate level and mix of incentive compensation. Historically, and in fiscal 2006, the Committee granted a majority of total compensation to our named executive officers in the form of cash and equity incentive compensation.
Employment and Separation Agreements
     We have entered into employment agreements with our President and CEO, Robert R. Harl, our Senior Vice President and Chief Financial Officer, Van A. Welch, and our Senior Vice President and General Counsel, John T. Dalton. In addition, we entered into an employment agreement with our Chairman and former President and CEO, Michael F. Curran. Mr. Harl receives compensation in accordance with his employment agreement, and Mr. Welch receives long-term incentives in accordance with his employment agreement. Mr. Dalton’s employment agreement does not specify his compensation. Accordingly, the overall compensation of Mr. Dalton and the overall compensation of Mr. Welch, other than his long-term incentives, are determined in the same manner as the compensation for the other executive officers.
     The Committee believed it was necessary for us to enter into employment agreements with Messrs. Harl and Welch in order to secure their employment with the Company, especially given Mr. Harl’s alternative employment options and Mr. Welch’s compensation package at his previous employer. The Committee also believed that it was necessary for us to enter into an employment agreement with Mr. Dalton in 2006 to secure his continued employment in light of numerous factors, including his critical role interfacing with the continuing governmental investigations into the actions of the former President of Willbros International, Inc., who resigned on January 6, 2005, his in-depth knowledge of operational, legal and commercial issues in Nigeria, including the various complexities associated with selling our assets and operations in that country, and his instrumental role in negotiating an expeditious and favorable settlement of a securities law class action lawsuit.
     Prior to January 1, 2005, Mr. Curran’s overall compensation was determined in the same manner as the compensation for the other executive officers. The Committee believed that entering into an employment agreement with Mr. Curran was important to the success of the Company because of his deep industry experience and intimate knowledge of our business and affairs such that his premature departure could have resulted in a difficult and challenging transitional period that would not have been in the best interest of the Company or its stockholders. The Committee also believed that an employment agreement would provide the avenue by which he would agree to forego other business opportunities and to stay on with the Company and continue to perform a primary hands-on leadership role, including the additional charge of working closely with the Board of Directors to ensure a steady and coordinated transition of his responsibilities as Chief Executive Officer, Chief Operating Officer and President. In setting the terms of his employment agreement, the Committee retained the services of Towers Perrin to provide information regarding practices and trends in compensation programs for Chief Executive Officers and to review and evaluate the Company’s CEO compensation program, including a comparison of the Company’s program to chief executive officer compensation practices of peer companies in the energy industry. In December 2006, upon successful completion of the transition of his roles and responsibilities to Mr. Harl, Mr. Curran entered into a separation agreement and a consulting agreement with us. Mr. Curran’s compensation for 2006 was determined in accordance with his employment agreement and his separation agreement.

     Warren L. Williams, our former Chief Financial Officer, and R. Clay Etheridge, our former President of Willbros International, Inc., resigned their positions during 2006. Neither Mr. Williams nor Mr. Etheridge had previously entered into employment agreements with us. Upon their resignations, Mr. Williams entered into separation and consulting agreements and Mr. Etheridge entered into a separation agreement with us. The 2006 compensation of Messrs. Williams and Etheridge was determined in part in the same manner as the compensation of our other executive officers and in part by the terms of their separation and consulting agreements.
     In certain instances, the separation agreements of Messrs. Curran, Williams and Etheridge provided separation benefits, including accelerated vesting of stock options, restricted stock and restricted stock rights, that were more generous than the executives would have been entitled to receive under the terms of our Severance Plan, which are described under the caption “Severance Plan—Separation” below. With respect to Messrs. Curran and Williams, the Committee believed it was also critical for the Company to enter into consulting agreements with the departing executives. In each case, the Committee believed that such additional benefits and consulting payments were necessary and appropriate in light of the critical contributions of the three executives to the Company prior to their departure, the need to ensure a smooth transition in leadership responsibilities and, in some cases, to draw upon the continued assistance of the departing executives.
2006 Executive Compensation Components
     For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were:
•	base salary;

•	discretionary annual cash incentive awards;

•	long-term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites.
     The Committee believes that this program balances both the mix of cash and equity compensation and the mix of currently-paid and longer-term compensation and benefits in a way that furthers the compensation objectives discussed above. Following is a discussion of the Committee’s considerations in establishing each of the components for the named executive officers.
Base Salary
     The level of base salary paid to executive officers is determined on the basis of performance, experience and such other factors as may be appropriately considered by the Committee. Each year, the Committee reviews the base salaries of the executives and considers salary adjustments based on individual performance, overall financial results of the Company, competitive position relative to the marketplace, duration of time since last salary increase, industry merit practices and cost-of-living indicators. The Committee considered the Towers Perrin report with respect to the base salary of the Peer Group. In accordance with the terms of his employment agreement, Mr. Curran received no salary increase in 2006. Messrs. Dalton and Williams also received no salary increase in 2006. Messrs. Allcorn and Etheridge received salary increases in 2006 of $50,000 and $45,000, respectively. Mr. Allcorn’s and Mr. Etheridge’s salary adjustments were based in part on the Towers Perrin Peer Group comparison and in recognition of Mr. Allcorn’s efforts in taking on additional responsibilities with respect to business development and client relations worldwide and Mr. Etheridge’s extraordinary efforts in resolving a hostage crisis in Nigeria. The 2006 base salaries of Messrs. Harl and Welch were determined in accordance with their respective employment agreements.

     In accordance with the terms of his employment agreement, on January 1, 2007, Mr. Harl’s base salary was increased to $600,000. In March 2007, the Committee approved increases of 4% in the base salaries of Messrs. Dalton, Welch and Allcorn. Effective April 1, 2007, Mr. Dalton’s base salary will be $390,000, and the base salaries of Messrs. Welch and Allcorn will each be $364,000.
Performance-Based Incentive Compensation
     Discretionary Annual Cash Incentive Awards. In 2006, our executive officers were eligible for discretionary annual cash incentive awards. In determining whether to award cash bonuses, the Compensation Committee primarily considers the financial performance of the Company, competitive hiring practices existing within the energy and construction and engineering industries globally and an executive’s individual performance. Several factors are considered in evaluating an executive’s individual performance, which include achievement of business strategy, successful accomplishment of business goals and objectives, contribution toward the Company’s profitability, and enhancement of stockholder value.
     In March 2006, our ability to grant any long-term equity compensation in the form of restricted stock to our named executive officers was significantly constrained because our stockholders had not yet approved a higher sublimit for the issuance of restricted stock under the Willbros Group, Inc. 1996 Stock Plan (the “1996 Stock Plan”). At the same time, we were dealing with a hostage crisis in Nigeria and a robust employment market for senior executives in our industry. Based on these and other factors, the Committee approved the payment of cash incentive awards to our key employees that were designed to serve both as a short-term bonus and a longer-term incentive. As a means of serving as a retention incentive, the 2005 bonus award is payable in three equal installments in March 2006, 2007 and 2008. Interest will be paid on the 2007 and 2008 components of the 2005 bonus at a per annum rate of 10 percent. The final two installments were conditioned upon the executive continuing as a Willbros employee at the time the installment is paid.
     Each of the following named executive officers for the fiscal year ended December 31, 2005, received the following discretionary bonus payments in March 2006 for fiscal 2005 performance, which was equal to 100 percent of their base salaries for that year.

Name	Discretionary Bonus Award
John K. Allcorn	$300,000
John T. Dalton	$375,000
Warren L. Williams	$350,000
R. Clay Etheridge	$305,000
     In awarding cash incentive rewards for 2005, the Committee considered our disappointing financial performance in 2005, but noted senior management’s significant accomplishments with respect to:
•	generating strong growth in revenues and backlog in 2005 compared to 2004;

•	cooperating fully with numerous internal and external investigations of the activities of the former President of Willbros International, Inc.;

•	completing successfully a restatement of our financial results for 2002, 2003 and the first three quarters of 2004; and

•	completing successfully a private placement of convertible notes with aggregate offering proceeds of $65 million, thereby providing us with necessary working capital to properly execute our large backlog of new projects.

     Each of the following named executive officers for the fiscal year ended December 31, 2006, received the following discretionary bonus payments in March 2007 for fiscal 2006 performance, which was equal to 50 percent of their base salaries for that year.

Name	Discretionary Bonus Award
John K. Allcorn	$175,000
John T. Dalton	$187,500
Van A. Welch	$175,000
     Fifty percent of the 2006 discretionary bonus was paid in the form of cash and the remaining 50 percent was paid in the form of restricted stock which will vest in equal installments over a period of two years. In addition, the Committee elected to pay each of Messrs. Allcorn, Dalton and Welch a special cash bonus of $175,000, $187,500 and $175,000, respectively, in recognition of their extraordinary efforts in completing the sale of our Nigeria assets and operations.
     In awarding discretionary cash incentive awards for 2006, the Committee again considered our disappointing financial performance, but noted significant progress toward restoring our company to profitability, including the following major accomplishments, in addition to the Nigeria transaction discussed above:
•	generating continued growth in revenue and backlog in 2006 compared to 2005;

•	returning our periodic reporting with the SEC to current status after the delays caused by the previous restatement of financial results; and

•	completing a successful private placement of common stock and warrants and refinancing our credit facility, thus providing us with letter of credit capacity and additional working capital to expand our operations in the United States and Canada.
     Under his employment agreement, Mr. Curran may earn a cash bonus of up to 150 percent of his base salary (or $1,050,000) for each year during his employment period if certain transition performance goals and/or net income target performance goals approved by the Board of Directors are achieved. The transition performance goals specifically relate to Mr. Curran’s responsibilities during the employment period to facilitate the transition of his title and responsibilities as the Chief Executive Officer of the Company to another individual approved by the Board of Directors. During 2005, 25 percent of the maximum cash bonus (or $262,500) could be earned if the transition performance goals for 2005 were achieved. The net income target performance goal is generally defined as the line item designated as such in our annual budget for the year 2005, 2006, and 2007, respectively, as approved by the Board of Directors for the relevant year, before deducting any net income performance bonuses payable to Mr. Curran and/or otherwise to employees. During 2005, up to 75 percent of the maximum cash bonus (or $787,500) could be earned if the net income target performance goals for 2005 were achieved. The Committee determined that Mr. Curran met the transition performance goals for 2005, and awarded him a bonus of $262,500. The Compensation Committee also determined that he did not meet the net income target performance goals. Accordingly, it awarded no bonus in that regard. Under his employment agreement, Mr. Curran also remains eligible for bonus consideration annually at the sole discretion of the Board of Directors. As a result of Mr. Curran’s performance in 2005 in leading us through a very difficult and challenging period, and in recognition of the 2005 achievements discussed above, upon the recommendation of the Committee, the Board of Directors approved a discretionary bonus of $375,000, resulting in a total bonus for 2005 of $637,500. Under the terms of his employment agreement, payment of $337,500 of his bonus for 2005 was deferred until July 1, 2008.
     Under his transition performance goal for 2006, Mr. Curran could earn $525,000 if on or before December 31, 2006, the Board of Directors elected a successor to him as CEO. Under the net income target performance goal, he could have earned up to $525,000. The Committee determined that Mr. Curran met the transition performance goals for 2006 which culminated in the hiring of Mr. Harl, and awarded him a bonus of $525,000. The Committee also determined that he did not meet the net income target performance goals. Accordingly, it awarded no bonus in that regard. However, in recognition of

Mr. Curran’s instrumental role with respect to the 2006 achievements described above, upon the recommendation of the Committee, the Board of Directors approved a discretionary bonus of $400,000, resulting in a total bonus for 2006 of $925,000. Payment of $625,000 of his bonus for 2006 was deferred until July 1, 2008.
     Pursuant to his employment agreement, Mr. Harl may earn a cash bonus of up to (i) 100 percent of his base salary (or $500,000) for 2006; (ii) 125 percent of his base salary (or $750,000) for 2007; and (iii) 150 percent of his base salary (or $1,050,000), for each remaining calendar year during his employment period if certain net income target performance objectives approved by our Board of Directors are achieved. The net income target performance goal is generally defined as the line item designated as such in our annual budget for the year 2006, 2007, 2008, 2009 and 2010, respectively, as approved by the Board of Directors for the relevant year, before deducting any net income performance bonuses payable to Mr. Harl and/or otherwise to employees. The Committee determined that he did not meet the net income target performance goals. Accordingly, it awarded no bonus in that regard. Under his employment agreement, Mr. Harl also remains eligible for bonus consideration annually at the sole discretion of the Board of Directors. As a result of his performance in 2006, and in recognition of the 2006 achievements discussed above and a smooth transition in leadership, upon the recommendation of the Committee, the Board of Directors approved a discretionary bonus for Mr. Harl in the form of 50,000 shares of restricted stock. The shares will vest in full on the fourth anniversary of the award.
     Management Incentive Compensation Program. In March 2007, the Committee replaced its program for awarding discretionary cash incentive awards with a Management Incentive Compensation Program (the “MIC Program”). The short-term cash incentive award for key employees, including each of our named executive officers, will be determined in accordance with the MIC Program, except for Mr. Harl whose short-term cash incentives will be determined by his employment agreement.
     The Committee will administer our MIC Program to provide the short-term incentive compensation element of our total direct compensation program. The MIC Program is a cash-based performance incentive program designed to motivate and reward named executive officers and other key employees for their contributions to achieving business goals that we believe drive our earnings and create stockholder value.
     Under the MIC Program, the Committee will establish, for each participant designated by the Committee to participate in the Program, an annual target incentive award. The target MIC Program awards will be expressed as a percentage of the participant’s base salary.
     For 2007, the target incentive award for each named executive officer is as follows:
     Annual Bonus Target Award (Percentage of 2007 Base Salary)

	Threshold	Target	Maximum
Van A. Welch	25 percent	50 percent	100 percent
John K. Allcorn	25 percent	50 percent	100 percent
John T. Dalton	25 percent	50 percent	100 percent
     The payment amount, if any, of a MIC Program award is determined based on the attainment of performance measures, which include financial performance measures and with respect to each participant, that participant’s individual performance. Annual financial performance measures will be established by the Committee based on recommendations from management. For our named executive officers other than Mr. Harl, the portion of an award which is based on individual performance will be determined by the Committee based on the recommendations of Mr. Harl.
     For 2007, 80 percent of the target MIC Program award will be attributable to financial performance measures and 20 percent of the target MIC Program award will be attributable to each participant’s individual performance. The financial performance measures are comprised of threshold, target and maximum performance levels which, if achieved, result in payments of 25 percent, 50 percent and

100 percent of each target financial performance measure component, respectively. If a threshold financial measure is not achieved, no amount is paid on a MIC Program award under that financial measure component.
     For our 2007 MIC Program awards, our Compensation Committee set the performance levels of the financial measures based on the following metrics:
     Net income: We consider net income the optimal business measure to target, because we believe it is the primary driver of our stock price. Based upon the recommendation of management, the Committee established threshold, target and maximum performance levels for 2007 net income. Each of the threshold, target and maximum levels for 2007 would represent a significant improvement from our 2006 net loss of $105.4 million and our 2006 net loss from continuing operations of $22 million.
     Safety: The Committee also considers the maintenance of a safe working environment to be critical to building and preserving a strong relationship with our clients and workers and increasing our future project awards. The Committee believes that the best measure of our safety performance is our 2007 “Total Case Incident Rate” or “TCIR.” The TCIR is determined (per U.S. Department of Labor standards) by multiplying the total number of work related recordable injuries and illnesses times 200,000 and dividing the product by the number of employee hours worked. Based upon the recommendation of management, the Committee set threshold, target and maximum levels for the 2007 TCIR. The 2007 threshold, target and maximum 2007 TCIR would each represent an improvement from our 2006 TCIR.
     Days Sales Outstanding: The Committee considers maintenance of a healthy level of working capital to be critical to our ability to bid on project opportunities that present an attractive risk-adjusted return. Delays in collecting our accounts receivable have, in the past, caused our cash to decline to levels that impeded our ability to execute our business plan. Accordingly, the Committee has approved a formula recommended by management to create incentives to minimize the number of days required to collect revenue earned. “Days Sales Outstanding,” or “DSO,” refers to the product of a formula (widely-applied in the construction industry) that measures and is a reflection of the procedures and practices applied to minimize the number of days required to collect revenue earned. The formula is the sum of (i) trade accounts receivables (which includes the retention amount of customers under our contracts, but excludes the standard allowance for doubtful accounts), (ii) earned, but unbilled revenue, plus (iii) revenue received, but not yet earned, divided by the quotient of the total revenue divided by 365 days. Based on the recommendation of management, the Committee set threshold, target and maximum levels for 2007 DSO. The 2007 threshold, target and maximum DSO targets would each represent an improvement from our 2006 DSO.
     The MIC Program financial performance and individual performance criteria for 2007 will be weighted as follows:

Net Income:	50 percent
Safety:	15 percent
Days Sales Outstanding:	15 percent
Individual Performance:	20 percent
Long-term Equity Compensation
     In 1996, the Board of Directors and the stockholders of the Company approved the 1996 Stock Plan. The 1996 Stock Plan permits the Committee to grant various stock-based awards, including options, stock appreciation rights, restricted stock and restricted stock rights, to executive officers and key management employees of the Company based on competitive practices and the Company’s overall performance. Stock options, restricted stock and restricted stock rights awards are designed to provide grantees with the opportunity to acquire a proprietary interest in the Company and to give such persons a stronger incentive to work for our continued success. An option award may be either an incentive stock option (an “ISO”) or a non-qualified stock option (a “NSO”). The Committee takes into account management’s recommendations regarding the number of shares or options and the number of shares of restricted stock or restricted stock rights to be awarded to specific employees. During 2006, due to the factors mentioned under the caption “Discretionary Annual Cash Incentive Awards” above, none of the named executive officers was granted stock options or restricted stock awards under the 1996 Stock Plan, except for Messrs. Curran, Harl and Welch, who were awarded restricted stock rights, restricted stock and/or stock options under the 1996 Stock Plan in accordance with their respective employment agreement.
     To date, the Compensation Committee has granted ISO, NSO and restricted stock and restricted stock rights awards to executive officers and key employees from time to time. Both ISO and NSO awards entitle the employee to purchase a specified number of shares of our common stock at a specified price during a specified period. Both the ISO awards and the NSO awards have a 10-year term. Both types of awards are designed as an incentive for future performance by the creation of stockholder value over the long-term since the greatest benefit of the options is realized only if stock price appreciation occurs. Restricted stock awards are grants of a specified number of shares of our common stock in which the employee’s rights to the shares are limited until the shares vest and cease to be subject to the restrictions. The employee obtains full ownership of the unrestricted shares of stock when it vests. Restricted stock rights awards represent the right to receive shares of our common stock upon vesting. The rights are considered “restricted” because they are subject to forfeiture and restrictions on transfer prior to vesting and the related issuance of shares. Vesting of such awards may be tied to a specified time period or the achievement of certain performance goals. We use stock options, restricted stock and restricted stock rights awards as long-term incentive devices since such awards provide the clearest tie between enhanced stockholder wealth and executive pay.
     Although we still award a limited number of stock options in special situations and as required under certain employment agreements with our named executive officers, since 2004, we have issued primarily restricted stock and restricted stock rights to our executive officers. The Committee believes that restricted stock and restricted stock rights offer advantages over stock options, including the following:
•	Restricted stock provides an equally motivating form of incentive compensation, while enabling us to issue fewer shares, thereby reducing potential dilution.

•	Since our stock price has historically been volatile, stock options provide limited retention value, especially during periods when the strike price for our stock options exceeds the market price for our common stock.
To date, all of our restricted stock awards are time vested. We have not awarded restricted stock or restricted stock rights with performance conditions.
     We resumed our program of issuing long-term equity incentive awards in March 2007 by granting restricted stock and restricted stock rights to our key employees, including our named executive officers, as follows:

Number of
Name	Restricted Shares
John T. Dalton	45,000
John K. Allcorn	20,000
Twenty thousand shares of restricted stock granted to Mr. Dalton will vest in equal installments over a period of four years, and the remainder will “cliff vest” on the fourth anniversary of the date of the award. All of Mr. Allcorn’s award of 20,000 shares will vest in equal installments over a period of four years.
     In evaluating the appropriate amount and value of long-term equity incentive grants to be awarded to our named executive officers, the Committee considered the fact that, unlike many of our competitors, the Company does not provide a defined benefit pension plan or excess plan for highly compensated employees, or a supplemental executive retirement plan or post-retirement health benefits. In light of Mr. Dalton’s continuing contribution to many critical objectives of the Company, the Committee determined to award 25,000 shares with a cliff vesting feature as an additional retention device to provide further incentive for Mr. Dalton to continue his employment.

     In addition to the March 2007 awards to Mr. Dalton, we awarded 100,000 shares of restricted stock to Mr. Harl in January 2007, 10,000 of which vested immediately and the remainder of which will vest in four equal annual installments, and will issue 25,000 shares of restricted stock to Mr. Welch in August 2007, which will vest in three equal annual installments, each in accordance with their respective employment agreement.
     All awards of stock options under the aforementioned programs previously made and which may be made in the future are made at or above the market price at the time of the award. Any awards of stock options to executives would be made at the Committee’s regularly scheduled meeting in March. Newly hired or promoted executives may receive awards of stock options on the date on which they are hired or promoted or on the date of a Committee meeting on or around the hire or promotion date.
Ownership Guidelines
     At this time, we do not have any guidelines in place which require our executive officers to acquire and hold our common stock.
Retirement and Other Benefits
     We have a defined contribution plan that is funded by participating employee contributions and the Company. We match employee contributions, including contributions by our named executive officers, up to a maximum of four percent of salary, in the form of cash. All contributions in the form of our common stock were suspended in 2005, and removed as an option on January 9, 2006.
     Perquisites
     We provide our named executive officers with a limited number of perquisites that the Committee believes are reasonable and consistent with our overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to our named executive officers.
     An item is not considered a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is considered a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for our convenience, unless it is generally available on a non-discriminatory basis to all employees.
We provide the following:
•	Executive Life Plan. Our executive officers may be reimbursed for up to $3,500 in premiums paid for the purchase of life insurance to meet their family needs.

•	Medical. Our executive officers are reimbursed for the expense of an annual fully comprehensive medical examination with the physician of their choice. In addition, we sponsor an executive medical program for our executive officers, which provides for reimbursement for the executive officer and eligible dependents for medical expenses not covered by the Willbros Group Medical Plan and which provides an accidental death and dismemberment benefit. The Company believes it benefits from these perquisites by encouraging our executive officers to protect their health.

•	Reimbursement for estate planning. Mr. Curran was provided this benefit in 2006, which he did not utilize, and Mr. Harl will be provided this benefit in the future. This perquisite is intended to encourage our most senior executives to engage knowledgeable experts to assist with their estate planning.

•	Club memberships. Messrs. Curran, Allcorn and Etheridge were reimbursed for certain club dues in 2006. The Company believes it benefits from this perquisite by fostering stronger relationships between our executives and clients.

•	Vehicle Fuel and Maintenance Allowance. We reimbursed some of our named executive officers in 2006 for fuel and vehicle maintenance expenses.
Severance Plan
     Change of Control
     In October 1998, the Committee approved and recommended, and the Board of Directors adopted, the Willbros Group, Inc. Severance Plan (the “Severance Plan”), effective January 1, 1999. The Board of Directors adopted the Severance Plan in lieu of entering into new employment agreements with the executive officers at that time. Since the Severance Plan was scheduled to expire on December 31, 2003, the Committee approved and recommended, and the Board of Directors adopted, a restated and amended Severance Plan (the “Restated Severance Plan”), effective September 25, 2003. Each of our executive officers is a participant in the Restated Severance Plan. The initial term of the Restated Severance Plan ended on December 31, 2006. On the last day of the initial term, and on each successive anniversary of such date, the term of the Plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur.
     The Board adopted the Restated Severance Plan as part of its ongoing, periodic review of our compensation and benefits programs and in recognition of the importance to us and our stockholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly designed change in control program protects stockholder interests by enhancing employee focus during rumored or actual change in control activity through:
•	incentives to remain with the Company despite uncertainties while a transaction is under consideration or pending;

•	assurance of severance and benefits for terminated employees; and

•	access to the equity component of total compensation after a change in control.
     The Restated Severance Plan provides that a participant whose employment is terminated other than for cause by the Company when a change in control of the Company is imminent or within three years after a change in control of the Company has occurred, shall be entitled to severance compensation:
•	equal to 300 percent of the participant’s annual base compensation;

•	equal to 300 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	equal to the aggregate annual incentive plan target opportunity that could have been earned in the year termination of employment occurs;

•	that provides full vesting of all of the participant’s outstanding stock options, restricted stock awards and other equity-based awards; and

•	that extends the participant’s and his dependents’ coverage under the benefit plans for 24 months.

     The Restated Severance Plan also provides that a participant who voluntarily terminates his employment due to:
•	reduction of compensation or other benefits, including incentive plans;

•	reduction in scope of participant’s authorities, duties, or title; or

•	material change in the location of a participant’s principal place of employment by the Company, when a change in control of the Company is imminent or within 18 months after a change in control of the Company has occurred, shall be entitled to a severance payment equal to the same severance compensation discussed above applicable to the entitlement provided by termination of employment other than for cause by the Company.
     Separation
     In addition to providing severance benefits to participants whose employment is terminated in connection with a change of control, the Restated Severance Plan provides that a participant whose employment is terminated other than for cause by the Company prior to a change in control of the Company shall be entitled to a severance payment equal to 100 percent of his base salary then in effect. A participant who receives a severance payment under the Restated Severance Plan will be subject to either a one year or two year competition restriction depending on the basis for the termination.
     Additional payments may be required or permitted in some circumstances either in accordance with the terms of an executive officer’s employment agreement or as a result of negotiations with executives. For example, we entered into separation agreements specifying severance pay and benefits with Messrs. Curran, Williams and Etheridge, whose employment has ended.
     The benefits provided which are not in connection with a change of control, whether pursuant to the Restated Severance Plan, or an executive officer’s employment agreement or separation agreement, provide severance payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated employee to find another job. Separation benefits are intended to ease the consequences to an employee of an unexpected termination of employment. We benefit by requiring a general release from separated employees and from competition and/or non-solicitation restrictions.
     Tax Payments
     All taxes on severance payments made under the Restated Severance Plan are the participant’s responsibility; provided, however, the Restated Severance Plan provides that the participant is entitled to receive a payment in an amount sufficient to make the participant whole for an excise tax on excess parachute payments imposed under Section 4999 of the U.S. Internal Revenue Code.
     The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, we determined that Section 4999 gross-up payments are appropriate for our most senior level executives.
Tax and Accounting Implications
     Policy Regarding Tax Deductibility of Executive Compensation
     Section 162(m) of the U.S. Internal Revenue Code places a $1,000,000 per person limitation on the United States tax deduction a U.S. subsidiary employer of a publicly-held corporation may take for compensation paid to the Company’s CEO and its four other highest paid executive officers, except compensation which constitutes performance-based compensation as defined by the U.S. Internal Revenue Code is not subject to the $1,000,000 limit. The Committee generally intends to grant awards under our 1996 Stock Plan consistent with the terms of Section 162(m) so that such awards will not be subject to the $1,000,000 limit. While we intend to pursue a strategy of maximizing the deductibility of compensation paid to executive officers in the future, we also intend to maintain the flexibility to take actions that we consider to be in our best interests and to take into consideration factors other than deductibility. In doing so, the Committee may utilize alternatives such as deferring compensation to qualify compensation for deductibility. If any executive officer compensation exceeds this limitation, it is expected that such cases will represent isolated, nonrecurring situations arising from special circumstances.
     Nonqualified Deferred Compensation
     On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, we believe we are operating in good faith compliance with the statutory provisions which were effective January 1, 2005.
Compensation Committee Report
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of Willbros and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
James B. Taylor, Jr., Chairman
S. Fred Isaacs
John T. McNabb, II
Rodney B. Mitchell

Summary Compensation Table for 2006
     The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006. Messrs. Harl and Welch joined Willbros on January 20, 2006 and August 28, 2006, respectively. Mr. Curran retired as Chief Executive Officer on December 29, 2006. Messrs. Williams and Etheridge resigned as officers on August 9, 2006 and November 14, 2006, respectively. The amounts listed below in the “Stock Awards” and “All Other Compensation” columns include amounts paid or accrued pursuant to severance arrangements between us and each of Messrs. Curran, Williams and Etheridge.
     We have employment agreements with Messrs. Harl, Welch and Dalton and had an employment agreement with Mr. Curran until December 29, 2006, when he retired. For additional information regarding these employment agreements, see the caption “Potential Payments Upon Termination or Change in Control – Employment Agreements” below.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)(4)	($)(5)	($)

Michael F. Curran Chairman of the Board and Chief Executive Officer	2006	700,000	400,000	3,981,099(6)	—	525,000(7)	6,117	1,695,335(8)	7,307,551

Robert R. Harl President and Chief Operating Officer	2006	473,718	— (9)	180,100	135,320	—	—	38,027(10)	827,165

Van A. Welch Senior Vice President and Chief Financial Officer	2006	122,053	87,500(11)	118,600	87,425	—	—	—	415,578

John K. Allcorn Executive Vice President	2006	320,395	87,500(11)	183,238	—	—	6,953	22,483(12)	620,569

John T. Dalton Senior Vice President and General Counsel	2006	375,000	93,750(11)	183,238	—	—	8,691	11,900	672,579

Warren L. Williams Senior Vice President and Chief Financial Officer	2006	213,590	—	503,288(13)	—	—	—	1,001,091(14)	1,717,969

R. Clay Etheridge President of Willbros International, Inc.	2006	296,875	—	581,130(15)	—	—	—	799,091(16)	1,677,096

(1)	Consists of compensation paid as discretionary bonuses.

(2)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, computed in accordance with SFAS No. 123R, of stock awards granted pursuant to our 1996 Stock Plan and thus include amounts from stock awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in note 10 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Form 10-K for the fiscal year ended December 31, 2006.

(3)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, computed in accordance with SFAS No. 123R, of option awards granted pursuant to our 1996 Stock Plan and thus may include amounts from option awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in note 10 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Form 10-K for the fiscal year ended December 31, 2006.

(4)	Represents the amount of above market earnings on compensation that is deferred outside of tax-qualified plans such as our 401(k) plan. Payment of $337,500 of Mr. Curran’s bonus for 2005 is deferred until July 1, 2008, and earns interest at the rate of 8.15 percent annually. Payment of $625,000 of his bonus for 2006 is also deferred until July 1, 2008, and earns interest at the rate of 8.15 percent annually. The total amount of interest earned on these deferred bonuses by Mr. Curran for 2006 was $22,216.

Each of Messrs. Allcorn and Dalton were awarded discretionary bonuses for 2005 payable in three equal installments, with the first being paid in March 2006, the second in March 2007 and the third in March 2008. The second and third installments earn interest at the rate of 10 percent annually until the date of payment. Payment of the installments is conditioned on the continued employment of the employee on the date the installment is due. The total amount of interest earned on these deferred bonuses by Messrs. Allcorn and Dalton for 2006 was $15,946 and $19,932, respectively.

(5)	The amounts shown include contributions by us to (a) our 401(k) plan in the amount of $8,400 for each of Messrs. Curran, Harl, Allcorn, Dalton, Williams and Etheridge, and (b) our Executive Life Plan in the amount of $3,500 for each of Messrs. Curran, Dalton and Williams.

Does not include the value of perquisites and other personal benefits for each of Messrs. Harl, Welch, Dalton and Etheridge because the aggregate amount of his compensation for such perquisites and other personal benefits is less than $10,000.

(6)	In connection with Mr. Curran’s retirement, the vesting of 12,500 shares of restricted stock and restricted stock rights for 183,334 shares of common stock were accelerated, with delivery of the 183,334 shares to occur on July 1, 2008. The amount shown includes $2,463,072, which is the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, as a result of such acceleration of vesting.

(7)	Represents the amount earned by Mr. Curran under the terms of his employment agreement by satisfying the transition performance goal for 2006 of our Board of Directors electing, on or before December 31, 2006, a successor to him as Chief Executive Officer. Under the terms of his employment agreement, payment of $625,000 of his total bonus of $925,000 for 2006 is deferred until July 1, 2008.

(8)	In addition to the items included in footnote (5) above, in connection with Mr. Curran’s retirement, he received on December 29, 2006, a lump sum payment of $1,575,000 and $96,950 as payment for his accrued but unused vacation time. In addition to these items, the amount for Mr. Curran also includes the cost to us attributable to contributions by us to our Executive Medical Plan, a vehicle fuel and maintenance allowance and club memberships. As a result of his retirement, the vesting of certain shares of restricted stock and restricted stock rights were accelerated. See footnote (6) above. He also entered into a consulting agreement with us for a period of two years beginning January 1, 2007, and will be paid a fee of $150,000 per year. Mr. Curran and his eligible dependents will continue to receive health care coverage under our medical plan during the period that he is a consultant.

(9)	In lieu of any cash bonus for 2006, on March 1, 2007, Mr. Harl was granted 50,000 shares of restricted stock under our 1996 Stock Plan, which will vest in full on the fourth anniversary of the award or March 1, 2011. The grant date fair value, computed in accordance with SFAS No. 123R, of the shares of restricted stock is $1,103,000.

(10)	In addition to the item included in footnote (5) above, the amount for Mr. Harl also includes $29,627 for consulting services provided to us from January 1, 2006 through January 19, 2006, prior to Mr. Harl’s employment with us on January 20, 2006.

(11)	When considering discretionary bonuses for 2006 for Messrs. Welch, Allcorn and Dalton, we elected to pay 50 percent of the bonus in cash and the remaining 50 percent in restricted stock with vesting to occur over the next two years. Accordingly, on March 1, 2007, Messrs. Welch, Allcorn and Dalton were granted 3,966 shares, 3,966 shares, and 4,250 shares, respectively, of restricted stock under our 1996 Stock Plan, which stock will vest in two equal installments on March 1, 2008 and March 1, 2009. The amounts shown for Messrs. Welch, Allcorn and Dalton represent the cash portion of the bonus only and do not include the stock portion. The grant date fair value, computed in accordance with SFAS No. 123R, of the shares of restricted stock granted to Messrs. Welch, Allcorn and Dalton is $87,490, $87,490, and $93,755, respectively.

(12)	In addition to the item included in footnote (5) above, the amount for Mr. Allcorn also includes the cost to us attributable to contributions by us to our Executive Medical Plan, a vehicle fuel and maintenance allowance and club memberships.

(13)	In connection with Mr. Williams’ resignation, the vesting of 26,250 shares of restricted stock was accelerated. The amount shown includes $396,399, which is the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, as a result of such acceleration of vesting.

(14)	In addition to the items included in footnote (5) above, in connection with Mr. Williams’ resignation, he received the sum of $350,000 in accordance with our severance plan, $32,950 as payment for his accrued but unused vacation time, the vesting of 26,250 shares of restricted stock was accelerated (see footnote (13) above), and the period in which he could exercise previously vested options to purchase 82,150 shares of common stock was extended from three months following August 9, 2006 to December 31, 2006. Mr. Williams also entered into a consulting agreement with us and was paid fees of $583,334 for consulting services provided during 2006 and also received reimbursement of COBRA premium cost of continued health care coverage for Mr. Williams and his dependents while providing consulting services in the amount of $5,241. In addition to these items, the amount for Mr. Williams also includes the cost to us attributable to contributions by us to our Executive Medical Plan and Comprehensive Company Physical Examination Plan and an interest free loan (see “Certain Relationships and Related Transactions — Employee Stock Purchase Program” below).

(15)	In connection with Mr. Etheridge’s resignation, the vesting of 27,000 shares of restricted stock was accelerated. The amount shown includes $387,420 which is the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, as a result of such acceleration of vesting.

(16)	In addition to the item included in footnote (5) above, in connection with Mr. Etheridge’s resignation, he received the sum of $350,000 in accordance with our severance plan, an additional sum of $175,000 in recognition of past services and as further consideration for a release, his remaining unpaid installments under his bonus for 2005, including interest, in the sum of $216,982, and $48,709 as payment for his accrued but unused vacation time. The vesting of 27,000 shares of restricted stock was also accelerated (see footnote (15) above).

Grants of Plan-Based Awards During 2006
     The following table provides information about stock and option awards and non-equity and equity incentive plan awards granted to our named executive officers during the year ended December 31, 2006. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

											All Other	All Other
											Stock	Option
											Awards:	Awards:		Grant Date
											Number of	Number of	Exercise or	Fair Value
		Estimated Possible Payouts Under						Estimated Future Payouts Under			Shares of	Securities	Base Price	of Stock
		Non-Equity Incentive Plan Awards						Equity Incentive Plan Awards			Stock	Underlying	of Option	and Option
	Grant	Threshold		Target		Maximum		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)		($)		($)		($)	($)	($)	(#)(1)	(#)(1)	($ / Sh)	($)

Michael F. Curran	3/1/06	—		—		—		—	—	—	50,000	—	—	960,500
	12/29/06	—		—		—		—	—	—	50,000	—	—	945,000
	—	262,500	(2)	918,750	(2)	1,050,000	(2)	—	—	—	—	—	—	—

Robert R. Harl	1/20/06	—		—		—		—	—	—	—	100,000	18.01	676,600
	1/20/06	—		—		—		—	—	—	50,000	—	—	900,500
	—	250,000	(3)	375,000	(3)	500,000	(3)	—	—	—	—	—	—	—

Van A. Welch	8/28/06	—		—		—		—	—	—	—	50,000	17.79	349,700
	8/28/06	—		—		—		—	—	—	40,000	—	—	711,600

John K. Allcorn	—	—		—		—		—	—	—	—	—	—	—

John T. Dalton	—	—		—		—		—	—	—	—	—	—	—

Warren L. Williams	—	—		—		—		—	—	—	—	—	—	—

R. Clay Etheridge	—	—		—		—		—	—	—	—	—	—	—

(1)	These stock and option awards were granted under our 1996 Stock Plan and are described in the Outstanding Equity Awards at Fiscal Year-End for 2006 table below.

(2)	Under Mr. Curran’s employment agreement, during 2006 he could have earned a cash bonus of up to 150 percent of his base salary (or $1,050,000) if certain transition performance goals and/or net income target performance goals were achieved. Under the transition performance goal, he could earn $525,000 if on or before December 31, 2006, the Board of Directors elected a successor to him as Chief Executive Officer. There was no threshold or maximum amount under this transition performance goal, only the target amount of $525,000. Under the net income target performance goal, which is generally defined as the line item designated as such in our annual budget for 2006 as approved by the Board before deducting any net income performance bonus payable to Mr. Curran and/or otherwise to employees, he could have earned up to $525,000. The threshold amount under the net income target performance goal was $262,500, the target amount was $393,750 and the maximum amount was $525,000.

(3)	Under Mr. Harl’s employment agreement, during 2006 he could have earned a cash bonus of up to 100 percent of his base salary (or $500,000) if certain net income target performance goals, as defined in footnote (2) above, were achieved.

Outstanding Equity Awards at Fiscal Year-End for 2006
     The following table summarizes the option and stock awards that we have made to our named executive officers, which are outstanding as of December 31, 2006.

	Option Awards						Stock Awards
											Equity
										Equity	Incentive
				Equity						Incentive	Plan
				Incentive						Plan	Awards:
				Plan						Awards:	Market or
				Awards:					Market	Number of	Payout Value
	Number of	Number of		Number of			Number of		Value of	Unearned	of Unearned
	Securities	Securities		Securities			Shares or		Shares or	Shares, Units	Shares, Units
	Underlying	Underlying		Underlying			Units of		Units of	or Other	or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That		Stock That	Rights That	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not		Have Not	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested		Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)		($)(1)	(#)	($)

Michael F. Curran	50,000	—		—	6.00	2/23/10	—		—	—	—
	50,000	—		—	6.25	7/10/10	—		—	—	—
	100,000	—		—	15.00	11/26/11	—		—	—	—

Robert R. Harl	20,000	80,000	(2)	—	18.01	1/19/16	40,000	(3)	756,000	—	—

Van A. Welch	—	50,000	(4)	—	17.79	8/27/16	40,000	(5)	756,000	—	—

John K. Allcorn	50,000	—		—	15.00	11/26/11	26,250	(6)	496,125	—	—

John T. Dalton	2,000	—		—	14.94	2/22/08	26,250	(6)	496,125	—	—
	50,000	—		—	7.26	10/29/12	—		—	—	—

Warren L. Williams	—	—		—	—	—	—		—	—	—

R. Clay Etheridge	—	—		—	—	—	—		—	—	—

(1)	Based on the closing price of our common stock on December 29, 2006 ($18.90), as reported on the New York Stock Exchange.

(2)	These options become exercisable in four equal installments of 20,000 shares each on December 31 of 2007, 2008, 2009 and 2010.

(3)	These shares of restricted stock vest in four equal installments of 10,000 shares each on December 31 of 2007, 2008, 2009 and 2010.

(4)	These options become exercisable in four equal installments of 12,500 shares each on August 28 of 2007, 2008, 2009 and 2010.

(5)	These shares of restricted stock vest in two equal installments of 20,000 shares each on January 1 of 2007 and 2008.

(6)	The shares of restricted stock for each of Messrs. Allcorn and Dalton vest as follows: 3,750 shares on each of January 12 of 2007 and 2008, and 6,250 shares on each of January 18 of 2007, 2008 and 2009.

Option Exercises and Stock Vested During 2006
     The following table provides information about the value realized by our named executive officers upon exercise of option awards and vesting of stock awards during the year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Michael F. Curran	—	—	202,084 (3)	3,805,701

Robert R. Harl	—	—	10,000	189,000

Van A. Welch	—	—	—	—

John K. Allcorn	—	—	10,000	166,851

John T. Dalton	—	—	10,000	166,851

Warren L. Williams	82,150	446,553	36,250	586,851

R. Clay Etheridge	—	—	37,000	568,160

(1)	Amounts reflect the difference between the exercise price of the option and the market price of the underlying shares at the time of exercise.

(2)	Amounts reflect the market value of the stock on the day the stock vested.

(3)	The delivery of 183,334 of these shares has been deferred until July 1, 2008.

Nonqualified Deferred Compensation for 2006
     The following table provides information with respect to nonqualified deferred compensation of our named executive officers.

			Registrant			Aggregate
	Executive Contributions		Contributions in Last	Aggregate Earnings		Withdrawals /	Aggregate Balance at
	in Last Fiscal Year		Fiscal Year	in Last Fiscal Year		Distributions	Last Fiscal Year-End
Name	($)		($)	($ )		($)	($)

Michael F. Curran	962,500	(1)	—	22,216	(1)	—	984,716	(1)

Robert R. Harl	—		—	—		—	—

Van A. Welch	—		—	—		—	—

John K. Allcorn	200,000	(2)	—	15,946	(2)	—	215,946	(2)

John T. Dalton	250,000	(2)	—	19,932	(2)	—	269,932	(2)

Warren L. Williams	233,334	(2)	—	9,397	(3)	233,334 (4)	—

R. Clay Etheridge	203,333	(2)	—	13,649		216,982 (5)	—

(1)	Under the terms of Mr. Curran’s employment agreement, the payment of a portion of his 2005 and 2006 bonuses is deferred until July 1, 2008, as follows: $337,500 for 2005, which bears interest at 8.15 percent annually, and $625,000 for 2006, which bears interest at 8.15 percent annually. These amounts are unfunded. The deferred amount of $337,500 for 2005 was reported in the Summary Compensation Table for 2005. The deferred amount of $625,000 for 2006 and $6,117 of the $22,216 in earnings are reported in the Summary Compensation Table for 2006 above.

(2)	Each of Messrs. Allcorn, Dalton, Williams and Etheridge were awarded discretionary bonuses for 2005 payable in three equal installments, with the first being paid in March 2006, the second in March 2007 and the third in March 2008. The second and third installments earn interest at the rate of 10 percent annually until the date of payment. The amount shown for each of them represents the unfunded amount of the second and third installments, in the aggregate. Payment of the installments, including interest, is conditioned on the continued employment of the employee on the date the installment is due. The amount shown for each of them representing the installments, in the aggregate, was reported in the Summary Compensation Table for 2005. $6,953 of the $15,946 in earnings for Mr. Allcorn and $8,691 of the $19,932 in earnings for Mr. Dalton were reported in the Summary Compensation Table for 2006 above.

(3)	Forfeited in connection with Mr. Williams’ resignation. Accordingly, this amount does not appear in the Summary Compensation Table for 2006 above.

(4)	Paid to Mr. Williams as partial consideration for providing consulting services to us after his resignation.

(5)	This amount was paid to Mr. Etheridge in connection with his resignation. The $13,649 in earnings included in this amount was reported in the Summary Compensation Table for 2006 above.

Potential Payments Upon Termination or Change in Control
     The following tables show potential payments to our named executive officers, other than Messrs. Curran, Williams and Etheridge, under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of each of such named executive officers, assuming a December 31, 2006 termination date and, where applicable, using the closing price of our common stock of $18.90 (as reported on the New York Stock Exchange) as of December 29, 2006. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such officer’s separation from us.
     Mr. Curran retired on December 29, 2006, and Messrs. Williams and Etheridge resigned on August 9, 2006 and November 14, 2006, respectively. For a discussion of the amounts paid to Messrs. Curran, Williams and Etheridge in connection with their separation from us, see the discussion under the caption “Potential Payments Upon Termination or Change in Control – Separation Agreements” below.
Robert R. Harl

						Involuntary or
Executive Benefits and				Involuntary		Good Reason
Payments	Voluntary	Early	Normal	Not for Cause	For Cause	Termination	Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination	Termination	(Change in Control)	Disability
Compensation:
Base Salary ($500,000)	$0	$0	$0	$0	$0	$0	$0
Short-term Incentive	$0	$0	$0	$0	$0	$1,445,000 (2)	$500,000	(3)
Long-term Incentives
Stock Options
Unvested and Accelerated	$0	$0	$0	$0	$0	$71,200 (4)	$0
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$756,000 (5)	$0	$756,000 (6)	$756,000	(7)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)	$0	$0	$0	$0	$0	$0	$0
PRH&IC Tax Gross-up	$0	$0	$0	$0	$0	$0	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$0	$0
Total	$0	$0	$0	$756,000	$0	$2,272,200	$1,256,000

(1)	Under our retirement policies, Mr. Harl was not eligible for retirement on December 31, 2006.

(2)	Under his employment agreement, Mr. Harl is eligible for a bonus of $500,000 for 2006 if certain performance goals are met as of December 31, 2006. The termination of his employment on December 31, 2006 as a result of a change in control would entitle him to the full $500,000 bonus even if the performance goals were not met. Under his employment agreement, Mr. Harl would also be entitled to a payment equal to the value of 50,000 shares of our common stock if his employment were terminated on December 31, 2006, as a result of a change in control.

(3)	Under his employment agreement, Mr. Harl is eligible for a bonus of $500,000 for 2006 if certain performance goals are met as of December 31, 2006. The termination of his employment on December 31, 2006 as a result of his death or disability during employment would entitle him to the full $500,000 bonus even if the performance goals were not met.

(4)	Under his employment agreement, Mr. Harl was awarded 100,000 stock options on January 20, 2006. 20,000 of those options vested on December 31, 2006, and the vesting of the remaining 80,000 options would be accelerated to December 31, 2006 if his employment were terminated involuntarily as a result of a change in control occurring on December 31, 2006.

(5)	Under his employment agreement, Mr. Harl was awarded 50,000 shares of restricted stock on January 20, 2006. 10,000 of those shares vested on December 31, 2006, and under the award agreement the vesting of the remaining 40,000 shares would be accelerated to December 31, 2006 if his employment were terminated involuntarily other than for cause on December 31, 2006.

(6)	Under his employment agreement, Mr. Harl was awarded 50,000 shares of restricted stock on January 20, 2006. 10,000 of those shares vested on December 31, 2006, and the vesting of the remaining 40,000 shares would be accelerated to December 31, 2006 if his employment were terminated involuntarily as a result of a change in control occurring on December 31, 2006.

(7)	Under the award agreement, the forfeiture restrictions would be waived on the 40,000 unvested shares of restricted stock.
Van A. Welch

							Involuntary or
Executive Benefits and				Involuntary			Good Reason
Payments	Voluntary	Early	Normal	Not for Cause		For Cause	Termination		Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination		Termination	(Change in Control)		Disability
Compensation:
Base Salary ($350,000)	$0	$0	$0	$1,629,150	(2)	$0	$1,629,150	(3)	$0
Short-term Incentive	$0	$0	$0	$1,750,000	(4)	$0	$1,750,000	(5)	$350,000	(6)
Long-term Incentives
Stock Options
Unvested and Accelerated	$0	$0	$0	$55,500	(7)	$0	$55,500	(7)	$55,500	(7)
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$2,646,000	(8)	$0	$2,646,000	(8)	$2,646,000	(8)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)(9)	$0	$0	$0	$48,184		$0	$48,184		$0
PRH&IC Tax Gross-up(10)	$0	$0	$0	$0		$0	$11,844		$0
280G Tax Gross-up	$0	$0	$0	$0		$0	$7,801,849	(11)	$0
Total	$0	$0	$0	$6,128,834		$0	$13,942,527		$3,051,500

(1)	Under our retirement policies, Mr. Welch was not eligible for retirement on December 31, 2006.

(2)	Under his employment agreement, Mr. Welch is entitled to his base salary for the remainder of the term of such agreement (through August 27, 2011) in the event of his involuntary termination other than for cause on December 31, 2006.

(3)	Under his employment agreement, Mr. Welch is entitled to his base salary for the remainder of the term of such agreement (through August 27, 2011) in the event of his involuntary termination as a result of a change in control on December 31, 2006.

(4)	Under his employment agreement, Mr. Welch is entitled to the maximum cash bonus for which he is eligible (an annual amount equal to his base salary) for each uncompleted year of the term of the agreement if his employment is terminated involuntarily other than for cause.

(5)	Under his employment agreement, Mr. Welch is entitled to the maximum cash bonus for which he is eligible for each uncompleted year of the term of the agreement if his employment is terminated involuntarily due to a change in control.

(6)	Under his employment agreement, in the event of his death or disability during employment with us, Mr. Welch or his dependents, beneficiaries or estate, as the case may be, would be entitled to the maximum bonus for which Mr. Welch was eligible for the year of his termination as if all performance goals upon which his bonus was contingent had been met.

(7)	Under his employment agreement, Mr. Welch would immediately vest in 50,000 stock options granted to him on August 28, 2006.

(8)	Under his employment agreement, Mr. Welch would be entitled to the accelerated vesting and granting and vesting of 140,000 shares of restricted stock.

(9)	Under his employment agreement, Mr. Welch would be entitled to continuation of health and insurance benefit coverage at the same cost to him at the time of termination for the remainder of his employment term. The amount reflected is our cost for continuation of his coverage under our dental, medical, life, long term disability and accidental death and dismemberment group insurance policies. The amount was determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amount to present value as of December 31, 2006.

(10)	Under our severance plan, in the event his termination results from a change in control, Mr. Welch is eligible for reimbursement of the taxes payable by him with respect to 24 months of PRH&IC that would not be payable were he still an employee.

(11)	Under our severance plan, Mr. Welch is eligible for reimbursement of all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. The total Section 4999 tax gross-up amount in the table assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed on him as a result of the change in control, (ii) any income and excise taxes imposed on him as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed on him as a result of our reimbursement of him for any excise or income taxes. The calculation of the Section 4999 gross-up amount in the table is based upon a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 1.45% Medicare tax rate. For purposes of the Section 4999 calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition restrictions to which he is subject as a condition to certain payments.
John K. Allcorn

						Involuntary or
Executive Benefits and				Involuntary		Good Reason
Payments	Voluntary	Early	Normal	Not for Cause	For Cause	Termination		Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination	Termination	(Change in Control)		Disability
Compensation:
Base Salary ($350,000)	$0	$0	$0	$350,000 (2)	$0	$1,950,000	(3)	$0
Short-term Incentive	$0	$0	$0	$0	$0	$216,000	(4)	$0
Long-term Incentives
Stock Options
Unvested and Accelerated	$0	$0	$0	$0	$0	$0		$0
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$496,125 (5)	$0	$496,125	(6)	$496,125 (7)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)	$0	$0	$0	$0	$0	$20,650	(8)	$0
PRH&IC Tax Gross-up	$0	$0	$0	$0	$0	$11,844	(9)	$0
280G Tax Gross-up	$0	$0	$0	$0	$0	$2,974,749	(10)	$0
Total	$0	$0	$0	$846,125	$0	$5,669,368		$496,125

(1)	Under our retirement policies, Mr. Allcorn was not eligible for retirement on December 31, 2006.

(2)	Under our severance plan, Mr. Allcorn would be entitled to a payment equal to 100% of his base salary if he were terminated involuntarily other than for cause.

(3)	Under our severance plan, Mr. Allcorn would be entitled to a payment equal to 300% of the total of (i) his base salary plus (ii) the largest annual bonus awarded to him in the 36 months preceding his termination if his employment was terminated involuntarily in connection with a change in control.

(4)	Mr. Allcorn was awarded a bonus on March 14, 2006, for the 2005 year. The payment of a portion of that bonus was deferred, but would be accelerated in the event of his termination in connection with a change in control. In addition, the deferred portion of his bonus would earn interest at a rate of 10% annually from March 14, 2006 to December 31, 2006.

(5)	Under the award agreement whereby Mr. Allcorn was awarded 26,250 shares of restricted stock, the vesting of those shares would be accelerated if his employment were terminated involuntarily other than for cause.

(6)	Under our severance plan, the vesting of 26,250 shares of restricted stock awarded to Mr. Allcorn would be accelerated if his employment was terminated involuntarily in connection with a change in control.

(7)	Under the award agreement, the vesting of 26,250 shares of restricted stock awarded to Mr. Allcorn would be accelerated if his employment was terminated by reason of his death or disability.

(8)	Under our severance plan, in the event his termination results from a change in control, Mr. Allcorn is entitled to continued coverage of his certain insurance benefits for 24 months at the same expense to him as if he were an employee. The amount reflected is our cost for continuation of his coverage under our dental, medical, life, long term disability and accidental death and dismemberment group insurance policies. The amount was determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amount to present value as of December 31, 2006.

(9)	Under our severance plan, in the event his termination results from a change in control, Mr. Allcorn is eligible for reimbursement of the taxes payable by him with respect to 24 months of PRH&IC that would not be payable were he still an employee.

(10)	Under our severance plan, Mr. Allcorn is eligible for reimbursement of all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. The total Section 4999 tax gross-up amount in the table assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed on him as a result of the change in control, (ii) any income and excise taxes imposed on him as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed on him as a result of our reimbursement of him for any excise or income taxes. The calculation of the Section 4999 gross-up amount in the table is based upon a Section 4999 excise tax rate of 20 percent, a 35 percent federal income tax rate, and a 1.45 percent Medicare tax rate. For purposes of the Section 4999 calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition restrictions to which he is subject as a condition to certain payments.
John T. Dalton

							Involuntary or
Executive Benefits and				Involuntary			Good Reason
Payments	Voluntary	Early	Normal	Not for Cause		For Cause	Termination		Death or
Upon Termination	Termination	Retirement	Retirement(1)	Termination		Termination	(Change in Control)		Disability
Compensation:
Base Salary ($375,000)	$0	$0	$0	$1,812,525	(2)	$0	$1,812,525	(3)	$0
Short-term Incentive	$0	$0	$0	$1,875,000	(4)	$0	$2,145,000	(5)	$375,000	(6)
Long-term Incentives
Stock Options
Unvested and Accelerated	$0	$0	$0	$0		$0	$0		$0
Restricted Stock
Unvested and Accelerated	$0	$0	$0	$496,125	(7)	$0	$496,125	(8)	$496,125	(9)
Benefits and Perquisites:
Post-Retirement Health & Insurance Continuation (PRH&IC)(10)	$0	$0	$0	$31,937		$0	$31,937		$0
PRH&IC Tax Gross-up(11)	$0	$0	$0	$0		$0	$7,580		$0
280G Tax Gross-up	$0	$0	$0	$0		$0	$5,221,226	(12)	$0
Total	$0	$0	$0	$4,215,587		$0	$9,714,393		$871,125

(1)	Under our retirement policies, Mr. Dalton was not eligible for retirement on December 31, 2006.

(2)	Under his employment agreement, Mr. Dalton is entitled to his base salary for the remainder of the term of such agreement (through October 31, 2011) in the event of his involuntary termination other than for cause on December 31, 2006.

(3)	Under his employment agreement, Mr. Dalton is entitled to his base salary for the remainder of the term of such agreement in the event of his involuntary termination as a result of a change in control on December 31, 2006.

(4)	Under his employment agreement, Mr. Dalton is entitled to the maximum cash bonus for which he is eligible (an annual amount equal to his base salary) for each uncompleted year of the agreement if his employment is terminated involuntarily other than for cause.

(5)	Under his employment agreement, Mr. Dalton is entitled to the maximum cash bonus for which he is eligible (an annual amount equal to his base salary) for each uncompleted year of the agreement if his employment is terminated involuntarily due to a change in control. In addition, in the event of his termination by reason of a change in control, the payment of $250,000 deferred bonus awarded to Mr. Dalton on March 14, 2006 for the 2005 year, plus interest at 10 percent annually from March 14, 2006 to December 31, 2006, would be accelerated.

(6)	Under his employment agreement, in the event of his death or disability during employment with us, Mr. Dalton or his dependents, beneficiaries or estate, as the case may be, would be entitled to the maximum bonus for which Mr. Dalton was eligible for the year of his termination as if all performance goals upon which his bonus was contingent had been met.

(7)	Under the award agreement whereby Mr. Dalton was awarded 26,250 shares of restricted stock, the vesting of those shares would be accelerated if his employment were terminated involuntarily other than for cause.

(8)	Mr. Dalton would be entitled under our severance plan to the accelerated vesting of 26,250 shares of restricted stock.

(9)	Mr. Dalton would be entitled under the award agreement to the accelerated vesting of 26,250 shares of restricted stock.

(10)	Under his employment agreement, Mr. Dalton would be entitled to continuation of health and insurance benefit coverage at the same cost to him at the time of termination for the remainder of his employment term. The amount reflected is the employer cost for continuation of his coverage under our dental, medical, life, long term disability and accidental death and dismemberment group insurance policies. The amount was determined by assuming that the rate of cost increases for such benefits equals the discount rate applicable to reduce the amount to present value as of December 31, 2006.

(11)	Under our severance plan, in the event his termination results from a change in control, Mr. Dalton is eligible for reimbursement of the taxes payable by him with respect to 24 months of PRH&IC that would not be payable were he still an employee.

(12)	Under our severance plan, Mr. Dalton is eligible for reimbursement of all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. The total Section 4999 tax gross-up amount in the table assumes that the executive is entitled to a full reimbursement by us of (i) any excise taxes that are imposed on him as a result of the change in control, (ii) any income and excise taxes imposed on him as a result of our reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed on him as a result of our reimbursement of him for any excise or income taxes. The calculation of the Section 4999 gross-up amount in the table is based upon a Section 4999 excise tax rate of 20 percent, a 35 percent federal income tax rate, and a 1.45 percent Medicare tax rate. For purposes of the Section 4999 calculation it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to the non-competition restrictions to which he is subject as a condition to certain payments.

     Employment Agreements. We have entered into employment agreements with the following named executive officers: Robert R. Harl, Van A. Welch and John T. Dalton. Michael F. Curran had an employment agreement with us until his retirement on December 29, 2006.
     Robert R. Harl. We entered into an employment agreement with Mr. Harl on January 20, 2006, as amended June 14, 2006. The term of the agreement is approximately five years, commencing on January 20, 2006, and ending on December 31, 2010 (the “Employment Period”). Beginning January 20, 2006 through December 31, 2006, Mr. Harl will earn a base salary of $500,000 per year. Such base salary will increase to $600,000 for the period January 1, 2007 through December 31, 2007, and to $700,000 for each calendar year beginning after December 31, 2007 through the end of the Employment Period.
     Additionally, Mr. Harl may earn a cash bonus of up to
•	100 percent of his base salary (or $500,000) for 2006;

•	125 percent of his base salary (or $750,000) for 2007; and

•	150 percent of his base salary (or $1,050,000), for each remaining calendar year during the Employment Period, if certain net income target performance objectives approved by the Board of Directors are achieved. The net income target performance goal is generally defined as the line item designated as such in our annual budget for the year 2006, 2007, 2008, 2009 and 2010, respectively, as approved by the Board of Directors for the relevant year, before deducting any net income performance bonuses payable to Mr. Harl and/or otherwise to employees.
     Under the terms of the agreement, Mr. Harl has been and in the future will be granted stock options and restricted stock under our 1996 Stock Plan as follows:
•	On January 20, 2006, non-qualified stock options for 100,000 shares, with vesting to occur in five equal annual installments on December 31 of 2006, 2007, 2008, 2009 and 2010;

•	On January 20, 2006, 50,000 shares of restricted stock, with vesting to occur in five equal annual installments on December 31 of 2006, 2007, 2008, 2009 and 2010;

•	On January 1, 2007, 100,000 shares of restricted stock, of which 10,000 shares vest as of the date of issuance and vesting for the remaining shares to occur in four equal installments on December 31 of 2007, 2008, 2009 and 2010;

•	On January 1, 2008, 50,000 shares of restricted stock, with vesting to occur in three equal installments on December 31 of 2008, 2009 and 2010;

•	On January 1, 2009, 50,000 shares of restricted stock, with vesting to occur in two equal installments on December 31 of 2009 and 2010; and

•	On January 1, 2010, 50,000 shares of restricted stock, with full vesting to occur on December 31, 2010.
     Pursuant to the agreement, in the event Mr. Harl’s employment is terminated by us due to a change in control (as defined in our Severance Plan, as amended and restated effective September 25, 2003) during the calendar year 2006, he will be entitled, among other things, to
•	continue receiving his base salary during the remainder of the calendar year 2006,

•	the immediate vesting of all restricted stock and stock options awarded to him on January 20, 2006, and

•	the maximum available amount of his unearned bonus for calendar year 2006 as if he had satisfied the performance goals for calendar year 2006.

In the event Mr. Harl’s employment is terminated by us without cause, or due to a constructive discharge, or due to a change in control after December 31, 2006, he will be entitled, among other things, to
•	continue receiving his base salary during the remainder of the Employment Period, and

•	the maximum available amount of his unearned bonuses as if he had satisfied the performance goals for each of the uncompleted years remaining in the Employment Period at the time of termination.
If Mr. Harl voluntarily resigns or is terminated by us for cause, he will receive his base salary through the date of termination and no cash bonuses for any years remaining in the Employment Period which have not yet ended as of the date of termination. If termination occurs by reason of Mr. Harl’s death or disability, he will receive
•	his base salary through the date of death or termination, and

•	the maximum amount available for a cash bonus in the year of his death or termination by reason of disability as if he had satisfied the performance goals for such year (but not for later years during the Employment Period).
In such cases, after December 31, 2006, Mr. Harl is also entitled to such benefits as are provided under our severance plan, if any; provided, however, that the value of any compensation and/or benefits payable under the severance plan shall not be duplicative of any amounts paid under the agreement, and such amounts payable under the severance plan shall be offset against the value of any compensation or benefits payable to him under the agreement, and vice versa.
     Pursuant to the agreement, during the Employment Period and for a period of one year thereafter, Mr. Harl will not compete with the businesses of us and our affiliates.
     Van A. Welch. We entered into an employment agreement with Mr. Welch on August 28, 2006. The term of the agreement is five years, commencing on August 28, 2006, and ending on August 27, 2011 (the “Employment Period”). During the Employment Period, Mr. Welch will earn a base salary of $350,000 per year. Mr. Welch will be eligible for increases in such base salary during the Employment Period.
     Additionally, Mr. Welch will be eligible for bonus consideration annually at the sole discretion of the Board of Directors. The maximum annual bonus for which Mr. Welch is eligible is an amount equal to his base salary.
     Under the terms of the agreement, Mr. Welch has been granted stock options and awarded shares of restricted stock and in the future will be awarded shares of restricted stock under our 1996 Stock Plan as follows:
•	On August 28, 2006, non-qualified stock options for 50,000 shares, with vesting to occur in four equal annual installments on August 28 of 2007, 2008, 2009 and 2010;

•	On August 28, 2006, 40,000 shares of restricted stock, with vesting to occur in two equal installments on January 1 of 2007 and 2008;

•	On August 28, 2007, 25,000 shares of restricted stock, with vesting to occur in approximately three equal annual installments on August 28 of 2008, 2009 and 2010;

•	On August 28, 2008, 25,000 shares of restricted stock, with vesting to occur in approximately three equal annual installments on August 28 of 2009, 2010 and 2011;

•	On August 28, 2009, 25,000 shares of restricted stock, with vesting to occur in two equal annual installments on August 28 of 2010 and 2011; and

•	On August 28, 2010, 25,000 shares of restricted stock, with full vesting to occur on August 28, 2011.

     Pursuant to the agreement, in the event Mr. Welch’s employment is terminated by us without cause, or due to a constructive discharge or due to a change in control (as defined in our Severance Plan, as amended and restated effective September 25, 2003, as such may be further amended) he will be entitled, among other things, to
•	continue receiving his base salary during the remainder of the Employment Period, and

•	the maximum available amount of his unearned bonuses for which he is eligible as if he had satisfied the performance goals, if any, for each of the uncompleted years remaining in the Employment Period at the time of termination.
If Mr. Welch voluntarily resigns or is terminated by us for cause, he will receive, among other things, his base salary through the date of termination, but shall not be entitled to any cash bonuses for any years remaining in the Employment Period that have not yet ended as of the date of termination. If termination occurs by reason of Mr. Welch’s disability or death, he or his beneficiaries, as the case may be, will receive, among other things,
•	his base salary through the date of termination by reason of disability or death, and

•	the maximum amount available for a cash bonus for which he is eligible in the year of his termination or death as if he had satisfied the performance goals, if any, for such year (but not for later years during the Employment Period).
In such cases, Mr. Welch is also entitled to such benefits as are provided under our severance plan, if any; provided, however, that the value of any compensation and/or benefits payable under the severance plan shall not be duplicative of any amounts paid under the agreement, and such amounts payable under the severance plan shall be offset against the value of any compensation or benefits payable to him under the agreement, and vice versa. In such cases other than voluntary resignation or termination by us for cause, Mr. Welch is further entitled to immediate vesting or immediate granting and vesting, as the case may be, of the awards of restricted stock and stock options described above.
     Pursuant to the agreement, during the Employment Period, Mr. Welch will not compete with the businesses of us and our affiliates.
     John T. Dalton. We entered into an employment agreement with Mr. Dalton on November 1, 2006. The term of the agreement is five years, commencing on November 1, 2006, and ending on October 31, 2011 (the “Employment Period”). During the Employment Period, Mr. Dalton will earn a base salary of $375,000 per year. Mr. Dalton will be eligible for increases in such base salary during the Employment Period.
     Additionally, Mr. Dalton will be eligible for bonus consideration annually at the sole discretion of the Board of Directors. The maximum annual bonus for which Mr. Dalton is eligible is an amount equal to his base salary.
     Under the terms of the agreement, Mr. Dalton will continue to be eligible to receive, at the sole discretion of the Compensation Committee of the Board of Directors, awards of restricted stock and stock options under our 1996 Stock Plan.
     Pursuant to the agreement, in the event Mr. Dalton’s employment is terminated by us without cause, or due to a constructive discharge or due to a change in control (as defined in our Severance Plan as amended and restated effective September 25, 2003, as such may be further amended and/or extended), he will be entitled, among other things, to
•	continue receiving his base salary during the remainder of the Employment Period, and

•	the maximum available amount of his unearned bonuses for which he is eligible as if he had satisfied the performance goals, if any, for each of the uncompleted years remaining in the Employment Period at the time of termination.

If Mr. Dalton voluntarily resigns or is terminated by us for cause, he will receive, among other things, his base salary through the date of termination, but shall not be entitled to any cash bonuses for any years remaining in the Employment Period that have not yet ended as of the date of termination. If termination occurs by reason of Mr. Dalton’s disability or death, he or his beneficiaries, as the case may be, will receive, among other things,
•	his base salary through the date of termination by reason of disability or death, and

•	the maximum amount available for a cash bonus for which he is eligible in the year of his termination or death as if he had satisfied the performance goals, if any, for such year (but not for later years during the Employment Period).
In such cases, Mr. Dalton is also entitled to such benefits as are provided under our severance plan, if any; provided, however, that the value of any compensation and/or benefits payable under the severance plan shall not be duplicative of any amounts paid under the agreement, and such amounts payable under the severance plan shall be offset against the value of any compensation or benefits payable to him under the agreement, and vice versa.
     Pursuant to the agreement, during the Employment Period, Mr. Dalton will not compete with the businesses of us and our affiliates.
     Michael F. Curran. On December 31, 2004, we entered into an employment agreement with Michael F. Curran. The term of the agreement was three years, commencing on January 1, 2005, and ending on December 31, 2007 (the “Employment Period”). On December 29, 2006, Mr. Curran retired and the employment agreement ended. During the Employment Period, Mr. Curran earned a base salary of $700,000 per year.
     Additionally, Mr. Curran could have earned a cash bonus of up to 150 percent of his base salary (or $1,050,000) (the “Maximum Cash Bonus”) for each year during the Employment Period if certain transition performance goals and/or net income target performance goals approved by the Board of Directors were achieved. The transition performance goals specifically related to Mr. Curran’s responsibilities during the Employment Period to facilitate the transition of his title and responsibilities as the Chief Executive Officer to another individual approved by the Board of Directors. During 2005, 2006, and 2007, 25 percent, 50 percent and 50 percent, respectively, of the Maximum Cash Bonus could have been earned if the transition performance goals for the relevant year were achieved. The net income target performance goal was generally defined as the line item designated as such in our annual budget for the year 2005, 2006, and 2007, respectively, as approved by the Board of Directors for the relevant year, before deducting any net income performance bonuses payable to Mr. Curran and/or otherwise to employees. During 2005, 2006, and 2007, up to 75 percent, 50 percent and 50 percent, respectively, of the Maximum Cash Bonus could have been earned if the net income target performance goals for the relevant year were achieved.
     If the total remuneration payable to Mr. Curran, including base salary, bonus and any other remuneration includable for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, for any year during the Employment Period exceeded $1,000,000, then a part of the earned bonus will not be paid until July 1, 2008. The part of the bonus earned that was deferred was the amount which, when subtracted from the total remuneration payable to Mr. Curran for such year, results in the total remuneration paid to Mr. Curran for such year equaling $1,000,000. Any deferred amount earns interest as specified in the agreement.
     Under the terms of the agreement, Mr. Curran has been granted rights to receive our common stock under our 1996 Stock Plan, as follows:
•	On January 1, 2005, restricted stock rights for 125,000 shares, with vesting to occur in three equal annual installments on December 31 of 2005, 2006 and 2007;

•	On January 1, 2006, restricted stock rights for 50,000 shares, with vesting to occur in two equal annual installments on December 31 of 2006 and 2007; and

•	On January 1, 2007, restricted stock rights for 50,000 shares, with vesting to occur in two equal installments on June 30, 2007, and December 31, 2007.
     All shares of our common stock deliverable to Mr. Curran by reason of vesting of the restricted stock rights will be delivered on July 1, 2008.
     Pursuant to the agreement, in the event Mr. Curran’s employment was terminated by us without cause, or due to a constructive discharge, or due to a change in control (as defined in our Severance Plan as amended and restated effective September 25, 2003), he was entitled, among other things:
•	to continue receiving his base salary during the remainder of the Employment Period, and

•	to the maximum available amount for unearned bonuses as if he had satisfied the performance goals for each of the uncompleted years remaining in the Employment Period at the time of termination.
If Mr. Curran voluntarily resigned or was terminated by us for cause, he would have received his base salary through the date of termination and no cash bonuses for any years remaining in the Employment Period which had not yet ended as of the date of termination. If termination occurred by reason of Mr. Curran’s death or disability, he would have received
•	his base salary through the date of death or termination,

•	and the maximum amount available for a cash bonus in the year of his death or termination by reason of disability as if he had satisfied the performance goals for such year (but not for later years during the Employment Period).
In such cases, Mr. Curran was entitled to such benefits as were provided under the severance plan, if any; provided, however, that the value of any compensation and/or benefits payable under the severance plan could not be duplicative of any amounts paid under the agreement, and such amounts payable under the severance plan were to be offset against the value of any compensation or benefits payable to him under the agreement, and vice versa.
     Pursuant to the agreement, during the Employment Period and for a period of one year thereafter, Mr. Curran was not to compete with the businesses of us and our affiliates.
     Separation Agreements. During 2006, we entered into separation agreements with the following named executive officers: Michael F. Curran, Warren L. Williams and R. Clay Etheridge.
     Michael F. Curran. On December 29, 2006, we announced that Michael F. Curran, our Chairman of the Board and Chief Executive Officer, had elected to retire and had entered into a consulting agreement with us to provide a broad range of consulting services, including business development, operations reviews and interface with the investment community, for a period of two years beginning January 1, 2007. Under the consulting agreement, Mr. Curran will be paid a fee of $150,000 per year and during the period he is a consultant he will not compete with the businesses of us and our affiliates. Mr. Curran will continue to serve as a director and as Chairman of the Board. As a non-employee director, Mr. Curran will be entitled to receive compensation as a non-employee member of the Board of Directors. Mr. Curran has declined his initial award of restricted stock under our 2006 Director Restricted Stock Plan.
     In addition, effective December 29, 2006, we entered into a separation agreement and release with Mr. Curran, in connection with his retirement effective December 29, 2006 (the “Retirement Date”). Under the separation agreement:
•	his employment agreement with us terminated on the Retirement Date;

•	he received the balance of his current regular salary for 2006 (as if he had been employed until December 31, 2006) on the Retirement Date, less applicable withholding taxes;

•	he vested in a bonus for calendar year 2006 in the amount of $925,000, of which $300,000 was paid on the Retirement Date and the remaining $625,000 will be paid on July 1, 2008 and bear interest until paid, in each case less applicable withholding taxes;

•	he received $96,950, less applicable withholding taxes, on the Retirement Date as payment for his accrued, but unused vacation time;

•	he and his eligible dependents will continue to receive health care coverage under our medical plan during the period that Mr. Curran is a consultant;

•	he received a lump sum payment of $1,575,000, less certain withholding taxes, on the Retirement Date; and

•	as of the Retirement Date, he is no longer a participant in our Severance Plan, as amended and restated effective September 25, 2003.
The separation agreement also provided for:
•	pursuant to the terms of the restricted stock award agreement evidencing 12,500 shares of restricted stock that had previously been granted to Mr. Curran under our 1996 Stock Plan, the accelerated vesting of such shares as a result of his retirement, and

•	the accelerated vesting of restricted stock rights for 183,334 shares of common stock as of the Retirement Date that had previously been granted to Mr. Curran under our 1996 Stock Plan, with delivery of the shares to occur on July 1, 2008.
Under the separation agreement, we and Mr. Curran gave each other mutual releases containing customary terms and conditions.
     Warren L. Williams. Effective August 29, 2006, we entered into a separation agreement and release with Warren L. Williams, our former Senior Vice President and Chief Financial Officer, in connection with his resignation effective August 9, 2006. Under the separation agreement, in accordance with the terms of our Severance Plan, as amended and restated effective September 25, 2003, we paid Mr. Williams the sum of $350,000, less applicable withholding taxes, within 60 business days following the date that he ceased to provide consulting services to us. He also received $32,950, less applicable withholding taxes, as payment for his accrued but unused vacation time. The separation agreement also provided for
•	pursuant to the terms of the restricted stock award agreements evidencing 26,250 shares of restricted stock that had previously been granted to Mr. Williams under our 1996 Stock Plan, the accelerated vesting of such shares,

•	the extension of the period in which Mr. Williams could exercise previously vested options to purchase 82,150 shares of our common stock from three months following August 9, 2006 to December 31, 2006,

•	the satisfaction of his outstanding loans from us in the aggregate principal amount of $250,000 by surrendering to us 15,625 shares of our common stock owned by him, and

•	the reimbursement of COBRA premium cost of continued health care coverage for Mr. Williams and his covered dependents during the period that he provided consulting services to us.
Under the separation agreement, Mr. Williams agreed not to solicit our employees, contractors, vendors or customers for a one-year period following August 29, 2006, and gave us a release containing customary terms and conditions.
     Pursuant to the separation agreement, on August 29, 2006, we and Mr. Williams entered into a consulting agreement, effective August 10, 2006, pursuant to which Mr. Williams provided us consulting services through December 31, 2006 in consideration of the payment to Mr. Williams, at the sole discretion of our President, of consulting fees of up to $583,334. The purpose of the consulting agreement was to provide for a smooth transition of the offices of Chief Financial Officer and Treasurer.

     R. Clay Etheridge. Effective December 8, 2006, we entered into a separation agreement and release with R. Clay Etheridge, former President of Willbros International, Inc., a wholly-owned subsidiary, in connection with his resignation effective November 14, 2006. Under the separation agreement, in accordance with the terms of our Severance Plan, as amended and restated effective September 25, 2003, we paid Mr. Etheridge the sum of $350,000, less applicable withholding taxes. In addition, in recognition of his past service to us and as further consideration for the release discussed below, we paid Mr. Etheridge the additional sum of $175,000, less applicable withholding taxes, and $48,709, less applicable withholding taxes, as payment for his accrued but unused vacation time. Mr. Etheridge also received his remaining unpaid installments under his bonus for 2005, including interest, in the sum of $216,982, less applicable withholding taxes. All of these sums were paid to Mr. Etheridge on or before January 31, 2007. The separation agreement also provided for, pursuant to the terms of the restricted stock award agreements evidencing 27,000 shares of restricted stock that had previously been granted to Mr. Etheridge under our 1996 Stock Plan, the accelerated vesting of such shares. Under the separation agreement, Mr. Etheridge agreed not to solicit our employees, contractors, vendors or customers for a one-year period following December 8, 2006, and gave us a release containing customary terms and conditions.
     Severance Plan. During 2006, each of the named executive officers, other than Mr. Harl, was a participant in our Severance Plan, as amended and restated effective September 25, 2003. Mr. Harl became a participant in the severance plan on January 1, 2007. Mr. Curran ceased being a participant in the severance plan on December 29, 2006. As a result of their resignations during 2006 as discussed above, Messrs. Williams and Etheridge are no longer participants in the severance plan. The initial term of the severance plan ended on December 31, 2006. On the last day of such initial term, and on each successive anniversary of such date, the term of the plan is extended automatically for an additional successive one-year term, unless we give notice to the participants that no such extension shall occur. We did not give such notice and thus the plan has been extended.
The severance plan provides that a participant whose employment is terminated other than for cause by us when a change in control of us is imminent or within three years after a change in control of us has occurred, will be entitled to severance compensation
•	equal to 300 percent of the participant’s annual base compensation;

•	equal to 300 percent of the participant’s greatest annual cash bonus received during the 36-month period ending on the date of the change in control;

•	equal to the aggregate annual incentive plan target opportunity that could have been earned in the year termination of employment occurs;

•	that provides full vesting of all of the participant’s outstanding stock options, restricted stock awards and other equity-based awards; and

•	that extends the participant’s and his dependents’ coverage under the benefit plans for 24 months.
     The severance plan also provides that a participant who voluntarily terminates his employment due to
•	reduction of compensation or other benefits, including incentive plans,

•	reduction in scope of the participant’s authorities, duties, or title, or

•	material change in the location of the participant’s principal place of employment by us, when a change in control of us is imminent or within 18 months after a change in control of us has occurred, will be entitled to a severance payment equal to the same severance compensation discussed above applicable to the entitlement provided by termination of employment by us other than for cause.

     Finally, the severance plan provides that a participant whose employment is terminated by us other than for cause prior to a change in control of us shall be entitled to a severance payment equal to 100 percent of his base salary then in effect. A participant who receives a severance payment under the severance plan will be subject to either a one year or two year competition restriction depending on the basis for the termination. All taxes on severance payments made under the severance plan are the participant’s responsibility; provided, however, the severance plan provides that the participant is entitled to receive a payment in an amount sufficient to make the participant whole for an excise tax on excess parachute payments imposed under Section 4999 of the U.S. Internal Revenue Code.
     Bonus Payments. The bonuses for Messrs. Allcorn and Dalton for 2005 are payable in three equal installments, with the first being paid in March 2006, the second in March 2007 and the third in March 2008. The second and third installments earn interest at the rate of 10 percent annually until the date of payment. Payment of the installments is conditioned on the continued employment of the employee on the date the installment is due. The Compensation Committee of the Board of Directors has the discretion to accelerate the payment of an installment in the event of the employee’s death or termination of employment due to disability or retirement. If employee’s employment with us is terminated in connection with a change in control (as defined in our severance plan) under circumstances that would entitle employee to receive severance benefits under such plan, any unpaid bonus installments, along with accrued interest, will be paid to employee.
     1996 Stock Plan. All outstanding awards under our 1996 Stock Plan, regardless of any limitations or restrictions, become fully exercisable and free of all restrictions, in the event of a change in control of us, as defined in such plan.
Compensation Committee Interlocks and Insider Participation
     During 2006, the Compensation Committee was composed of James B. Taylor, Jr., John T. McNabb, II (beginning August 3, 2006), Rodney B. Mitchell, and S. Fred Isaacs, all of whom are independent directors. During 2006, none of our executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on our Board of Directors or on the Compensation Committee.
REPORT OF THE AUDIT COMMITTEE
     Securities and Exchange Commission rules require that a company’s proxy statement contain a report of its audit committee. The role of the Audit Committee is to assist the Board of Directors in its oversight of our financial reporting process, including the system of internal controls. Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes.
     In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited financial statements for the fiscal year 2006 with management and our independent auditors. Specifically, the Audit Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.
     The Audit Committee has received the written disclosures and the letter from our independent auditors for 2006, GLO CPAs LLP (“GLO”), required by Independence Standards Board No. 1, Independence Discussions With Audit Committees. Additionally, the Audit Committee has discussed with GLO the issue of its independence from us and has concluded that GLO is independent.
     The Audit Committee has also discussed with our internal auditors and independent auditors, with and without management present, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

     Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission.
THE AUDIT COMMITTEE
John T. McNabb, II (Chairman)
Michael J. Bayer
James B. Taylor, Jr.
S. Miller Williams

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Employee Stock Purchase Program
     The Board of Directors previously approved an Employee Stock Purchase Program (the “Program”). Under the Program, selected executives and officers of Willbros were given the opportunity to borrow funds on an interest free basis for the purpose of exercising vested stock options granted to the executives under our 1996 Stock Plan. All such loans were full recourse and secured by Willbros stock. The maximum amount that could be loaned to individual executives under the Program was $250,000. Each loan had a maximum term of five years and did not bear interest unless not repaid on the due date. The loan became due 90 days after termination of employment or on the normal due date of the loan, whichever was first. Pursuant to the Program, in March 2002, certain of our executive officers became indebted to us in amounts in excess of $120,000 under various notes. The following table sets forth, as to the person shown, who had the only loan outstanding during 2006, the largest amount of his indebtedness outstanding, the interest rate, the final maturity date and the outstanding balance of such indebtedness as of December 31, 2006:

	Largest		Final	Outstanding
	Amount Of	Interest	Maturity	Balance At
Name	Indebtedness	Rate	Date	Dec. 31, 2006(1)
Warren L. Williams	$250,000	0%	March 2007	$-0-

(1)	In connection with Mr. Williams’ termination of employment, on August 29, 2006, Mr. Williams transferred 15,625 shares of our common stock owned by him to us in full satisfaction of such indebtedness.
       In accordance with the Sarbanes-Oxley Act of 2002, we no longer make loans to our executive officers.
Private Placement
     On October 27, 2006, pursuant to a private placement, we sold 3,722,360 shares of our common stock, at $14.00 per share, with warrants to purchase an additional 558,354 shares of common stock at an exercise price of $19.03 per share. The net proceeds from the private placement were approximately $49 million. Two of the purchasers in the private placement, GLG North American Opportunity Fund (“GLG”) and Berggruen Holdings North America Ltd. (“Berggruen”), each owned more than 5 percent of our common stock immediately prior to the closing of the private placement. Each of GLG and Berggruen purchased 182,600 shares of common stock and warrants to purchase an additional 27,390 shares for a total purchase price of $2,556,400. The terms of the sale of the shares of common stock and warrants in the private placement were determined on an arm’s length basis and were approved by the full Board of Directors of Willbros, which included all of the members of the Audit Committee.
Review, Approval or Ratification of Transactions with Related Persons
     Our Audit Committee Charter provides that our Audit Committee shall review related party transactions and it is our policy to require that any related party transaction be approved by the Audit Committee. We have not adopted written procedures for review of, or written standards for approval of, these transactions, but instead review such transactions on a case by case basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our Common Stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange, and to furnish us with a copy of each such report. The Securities and Exchange Commission regulations impose specific due dates for such reports, and we are required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal 2006.
     To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2006, all Section 16(a) filing requirements applicable to our officers, directors and more than 10 percent stockholders were complied with.
OTHER MATTERS
Matters Which May Come Before the Annual Meeting
     The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matters properly come before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.
Proposals of Stockholders
     Proposals of stockholders intended to be presented at our 2008 Annual Meeting of Stockholders must be received at our principal executive offices, Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama, on or before December 29, 2007 to be considered for inclusion in our proxy statement and accompanying proxy for that meeting.
     If a stockholder, who intends to present a proposal at our 2008 Annual Meeting of Stockholders and has not sought inclusion of the proposal in our proxy materials pursuant to Rule 14a-8, fails to provide us with notice of such proposal by March 13, 2008, then the persons named in the proxies solicited by our Board of Directors for our 2008 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.
By Order of the Board of Directors,
/s/ Dennis G. Berryhill

Dennis G. Berryhill
Secretary
April 27, 2007
Panama City, Panama

EXHIBIT A
CATEGORICAL STANDARDS UTILIZED BY BOARD OF DIRECTORS
WHEN DETERMINING DIRECTOR INDEPENDENCE
     A Director will not be independent if:
     (i) The Director is, or has been within the last three years, an employee of the Company;
     (ii) An immediate family member of the Director is, or has been within the last three years, an executive officer of the Company;
     (iii) The Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not in any way contingent on continued service);
     (iv) The Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; the Director is a current employee of such a firm; the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;
     (v) The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;
     (vi) The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2 percent of such other company’s consolidated gross revenues; or
     (vii) The Director serves as an executive officer of a tax exempt organization that has received, within the preceding three years, contributions in any single fiscal year from the Company to the organization that exceeded the greater of $1 million or 2 percent of such tax exempt organization’s consolidated gross revenues.
     For purposes of the above standards, the term “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who share such person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce or those who have died or become incapacitated.
     A Director will also not be considered to be independent if the Director has any other relationship or transaction that is required to be disclosed in the Company’s Proxy Statement pursuant to Rule 404 of Regulation S-K.

A-1

WILLBROS GROUP, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders to be held May 30, 2007
          The undersigned hereby appoints LeRoy W. Watson, III and Alejandro Abood Alfaro, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Willbros Group, Inc. to be held on the 30th day of May, 2007, at 9:00 a.m., local time, at the Panama Marriott Hotel, Calle 52 y Ricardo Arias — Area Bancaria, Panama City, Panama, and at any and all adjournments thereof, on all matters coming before said meeting.
PLEASE MARK, SIGN AND DATE THE PROXY ON THE OTHER SIDE
AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 AND AGAINST STOCKHOLDER PROPOSAL 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 1.
1.	Election of Directors.

	FOR all nominees listed	WITHHOLD AUTHORITY	INSTRUCTIONS: To withhold authority to vote for any individual
	to the left (except as	to vote for all nominees	nominee, write the nominee’s name in the space provided below.
Nominees:	marked to the contrary)	listed to the left
01 John T. McNabb, II	☐	☐

02 Robert L. Sluder
03 S. Miller Williams
as Class II Directors.
THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 2.
2.	Stockholder Proposal to adopt a policy that the Chairman of the Board of Directors be an independent director who has not previously served as an executive officer of the Company.
☐          FOR                              ☐          AGAINST                                ☐          ABSTAIN
3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.

Date	, 2007

Signature

Signature

Please sign exactly as name appears herein, date and return promptly. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by duly authorized officer, and give title of officer. If a partnership, please sign in partnership name by authorized person and give title or capacity of person signing.

▲   FOLD AND DETACH HERE   ▲